Exhibit 10.1
Execution Version

______________________________________________________________________________

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of February 2, 2022

______________________________________________________________________________

PAR PETROLEUM, LLC,
PAR HAWAII, LLC,
HERMES CONSOLIDATED, LLC, and
WYOMING PIPELINE COMPANY LLC

as Borrowers
______________________________________________________________________________

BANK OF AMERICA, N.A.,
as Administrative Agent

and

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
______________________________________________________________________________

BANK OF AMERICA, N.A.,
as Sole Lead Arranger and Sole Bookrunner

______________________________________________________________________________

TABLE OF CONTENTS

(ii)

(iii)

15.16. Patriot Act Notice	125
15.17. NO ORAL AGREEMENT	125
15.18. Acknowledgment Regarding Any Supported QFCs	125
15.19. Existing Credit Agreement.	126
(iv)

LIST OF EXHIBITS AND SCHEDULES
Exhibit A        Form of Assignment
Exhibit B        Form of Notice of Borrowing

Schedule 1.1        Commitments of Lenders
Schedule 1.2        Eligible Unbilled Account Obligors
Schedule 1.3        Eligible Account Obligors Owing Investment Grade Receivables
Schedule 2.2        Existing Letters of Credit
Schedule 8.5        Deposit Accounts and Securities Accounts
Schedule 9.1.4        Material Debt and Other Liabilities
Schedule 9.1.16        Restrictive Agreements
Schedule 9.1.18        Names and Capital Structure
Schedule 9.1.19        Locations of Offices
Schedule 9.1.21        Intellectual Property
Schedule 9.1.24        Hedging Agreements
Schedule 9.1.25(a)    Filing Offices
Schedule 10.1.17    Post-Closing Undertakings
Schedule 10.2.1(i)    Closing Date Borrowed Money
Schedule 10.2.4        Investments

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of February 2, 2022 (this “Agreement”), among PAR PETROLEUM, LLC, a Delaware limited liability company (the “Company”), PAR HAWAII, LLC, a Delaware limited liability company (“PHI”), HERMES CONSOLIDATED, LLC (d/b/a Wyoming Refining Company), a Delaware limited liability company (“Hermes”), and WYOMING PIPELINE COMPANY LLC, a Wyoming limited liability company (“WPC” and collectively, with the Company, PHI and Hermes, “Borrowers”), certain subsidiaries of the Borrowers named as guarantors herein, the financial institutions party to this Agreement from time to time as Lenders, BANK OF AMERICA, N.A., a national banking association, as administrative agent and collateral agent for the Lenders (in such capacities, “Administrative Agent”).

This Agreement amends and restates in its entirety that certain Loan and Security Agreement, dated as of December 21, 2017 (the “Original Closing Date”), by and among the Company and the other borrowers party thereto, the guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America (as hereinafter defined) as administrative agent and collateral agent (as amended by that First Amendment to Loan and Security Agreement, dated as of April 3, 2018, that certain Increase Agreement, dated as of July 24, 2018, that certain Second Amendment and Limited Waiver to Loan and Security Agreement, dated as of October 16, 2018, that certain Third Amendment to Loan and Security Agreement, dated as of December 14, 2018, that certain Fourth Amendment to Loan and Security Agreement, dated as of January 11, 2019, that certain Consent, dated as of August 15, 2019, that certain Fifth Amendment to Loan and Security Agreement, dated as of June 5, 2020, and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”).
R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1.    DEFINITIONS; RULES OF CONSTRUCTION
1.1.    Definitions. As used herein, the following terms have the meanings set forth below:
2026 Notes Indenture: the indenture dated as of June 5, 2020 (as amended and supplemented from time to time), among the Company, Financeco, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral trustee.
Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division, line of business or all or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or a Restricted Subsidiary with another Person.
Additional Issuing Bank: any financial institution that is a Lender selected by the Borrower Agent and approved by Administrative Agent (which approval shall not be unreasonably withheld or delayed) to issue one or more Letters of Credit hereunder, provided that such financial institution consents to becoming an Additional Issuing Bank and provided further that such financial institution shall become a party to this Agreement in the capacity as an Issuing Bank by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and signed by the Borrowers, the Additional Issuing Bank and Administrative Agent.

Administrative Agent: as defined in the introductory paragraph hereto.
Affected Financial Institution: (a) any EEA Financial Institution or (b) any UK Financial Institution.
Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Affiliate Transaction: as defined in Section 10.2.9.
Agent Indemnitees: the Administrative Agent and its officers, directors, employees, Affiliates, agents and attorneys.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by the Administrative Agent.
Allocable Amount: as defined in Section 5.10.3(b).
Anti-Corruption Laws: all laws, rules and regulations of any jurisdiction applicable to any of the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) and the U.K. Bribery Act.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: any and all laws, rules, regulations and governmental guidelines applicable to any Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, ordinances, judgments, orders and decrees of Governmental Authorities, including for purposes of Section 5.8, FATCA.
Applicable Margin: for Term SOFR Loans and Base Rate Loans, the following percentages per annum based upon the arithmetic mean of the daily Availability (expressed as a percentage of the Borrowing Base) computed for a quarterly period, determined as of the last day of the immediately preceding Fiscal Quarter, as set forth in the pricing grid below:

Level	The arithmetic mean of daily Availability (expressed as a percentage of the Borrowing Base)	Term SOFR Loans	Base Rate Loans
I	>50%	1.25%	0.25%
II	>30% but ≤50%	1.50%	0.50%
III	≤30%	1.75%	0.75%

From the Closing Date through and including April 30, 2022, the Applicable Margin shall be determined as if Level I were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease by Administrative Agent upon its receipt of the corresponding Borrowing Base Report for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following delivery of such Borrowing Base Report, commencing May 1, 2022, in respect of the Borrowing Base Report for the Fiscal Quarter ended March 31, 2022. If Administrative Agent is unable to calculate the arithmetic mean of the daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Administrative Agent or the

Required Lenders, the Applicable Margin shall be determined as if Level III were applicable until the first day of the calendar month following receipt of such Borrowing Base Report.
Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and that is administered or managed by a Lender, an entity that administers or manages a Lender or an Affiliate of either.
Arranger: Bank of America or any of its Affiliates, in its capacity as Sole Lead Arranger and Sole Bookrunner.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of any Obligor or any Restricted Subsidiary, including any disposition in connection with a sale-leaseback transaction or Synthetic Lease or any Division and, for the avoidance of doubt, excluding the grant of any Lien.
Assignment: an assignment and acceptance agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Administrative Agent.
Availability: the Borrowing Base minus Revolver Usage.
Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Tax Reserve; (d) the Bank Product Reserve; (e) the aggregate amount of liabilities (other than First Purchase Crude Payables) secured by Liens upon Collateral that are senior to the Administrative Agent’s Liens on the Collateral (but imposition of any such reserve shall not waive an Event of Default, if any, arising therefrom); (f) the First Purchaser Reserve; (g) the Dilution Reserve, (h) with respect to Inventory consisting of tank heels or tank bottoms, reserves for estimated evacuation, extraction and/or other removal costs and (i) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
Bail-In Legislation: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
Bank of America Indemnitees: Bank of America (including in its capacity as Arranger) and its Affiliates and any of each of their officers, directors, employees, Affiliates, agents and attorneys.
Bank Product: any of the following products, services or facilities extended to any Obligor by any Person that (a) at the time it enters into a Bank Product is a Lender or any of its Affiliates or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Bank Product with any Obligor, in each case in its capacity as a party to such Bank Product (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender): (i) Cash Management Services; (ii) products under Hedging Agreements; (iii) commercial credit card, purchase cards and merchant card services; and (iv) other banking products or services, other than Letters of Credit.
Bank Product Reserve: the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.
Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one month interest period as of such day plus 1.0%, subject to the interest rate floor set forth therein; provided, that in no event shall the Base Rate be less than zero.
Base Rate Loan: any Loan that bears interest based on the Base Rate.
Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.
Benefit Plan: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Person or (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (b) Capital Leases; (c) reimbursement obligations with respect to drawn letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
Borrowers: collectively, the Company, Hermes, WPC and PHI, and each individually, a “Borrower”.
Borrower Agent: as defined in Section 4.4.
Borrower Group: the Company and its Consolidated Subsidiaries, excluding PHR and any Future Intermediation Subsidiary.
Borrower Group Consolidated Cash Interest Expense: Consolidated Cash Interest Expense of the Borrower Group less 60% of Consolidated Cash Interest Expense attributable to the Secured Notes and the Term Loan.
Borrower Group Distributions: Distributions less PHR/FIS Distributions received by the Company, in each case during the applicable period.
Borrower Group Fixed Charges: with respect to the Borrower Group, the sum of Borrower Group Consolidated Cash Interest Expense, scheduled principal payments made on Borrowed Money, and Borrower Group Distributions paid in cash (other than Upstream Payments, and Permitted Parent Payments (Tax)); provided, that for the purpose of determining the Borrower Group Fixed Charge Coverage Ratio in the definition of “Payment Conditions” as applied to Section 10.2.15(c) only, “Borrower Group Fixed Charges” shall also include all optional or voluntary redemptions of the Secured Notes and voluntary prepayments of the Term Loan.
Borrower Group Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Borrower Group for the most recently completed four-Fiscal Quarter or, during a Financial Reporting Trigger Period or a Covenant Trigger Period, for the most recently completed 12-month period, of (a) EBITDA minus Unfinanced Capital Expenditures, minus cash taxes paid (net of cash tax refunds received during such period) plus, if positive, the EBITDA of USOR and any other Acquired Entity (as defined below) (which shall be calculated in a manner consistent with the amount reported for purposes of calculating the Fixed Charge Coverage Ratio) solely to the extent of the amount of dividends or distributions paid in cash by USOR or such Acquired Entity, as applicable to any Person in the Borrower Group during the applicable period, up to a maximum amount equal to the sum of Borrower Group Consolidated Cash Interest Expense and scheduled principal payments made, in each case, during such applicable period with respect to the Term Loan Agreement or any Acquired Entity Debt, as applicable, to (b) Borrower Group Fixed Charges. For the purposes hereof, “Acquired Entity” shall mean any Future

Intermediation Subsidiary directly or indirectly acquired by an Obligor after the Closing Date as permitted by this Agreement and “Acquired Entity Debt” shall mean any Debt incurred by an Obligor as permitted by this Agreement (other than pursuant to this Agreement) for the purpose of financing such acquisition.
Borrower Group G&A Cap: as defined in the definition of “EBITDA”.
Borrower Materials: Borrowing Base Reports, Compliance Certificates, Payment Conditions Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by the Administrative Agent to Lenders.
Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.
Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate Commitments; and (b) the sum of the following:
(i)    85% of Eligible Accounts Receivable (other than Eligible Investment Grade Receivables, Eligible Credit Card Receivables, Eligible L/C-Backed Receivables and Eligible Unbilled Accounts); plus
(ii)    90% of Eligible Investment Grade Receivables; plus
(iii)    90% of Eligible Credit Card Receivables; plus
(iv)    90% Eligible L/C-Backed Receivables; plus
(v)    80% of Eligible Refinery Hydrocarbon Inventory (other than Eligible Refinery Hydrocarbon Inventory at the Borrowers’ and Restricted Subsidiaries’ service stations and cardlocks and provided that tank heels or tank bottoms (excluding sludge, water and asphalt) will be eligible up to 50% (before application of the advance rate)); plus
(vi)    the lesser of (A) 80% of Eligible Refinery Hydrocarbon Inventory at the Borrowers’ and the Restricted Subsidiaries’ service stations and cardlocks (provided that tank heels or tank bottoms (excluding sludge, water and asphalt) will be eligible up to 50% (before application of the advance rate)) and (B) an amount equal to 10% of the Borrowing Base; plus
(vii)    the least of (A) 65% of Eligible Lubricants Inventory (other than Inventory consisting of tank heels or tank bottoms), (B) 85% of the NOLV Percentage of such Eligible Lubricants Inventory and (C) an amount equal to 10% of the Borrowing Base; plus
(viii)    80% of Eligible In-Transit Crude Oil and Eligible In-Transit Products; plus
(ix)    the lesser of (A) 80% of the excess of: (1) the amount available to be drawn under Letters of Credit issued in connection with purchases of crude oil that constitutes Petroleum Inventory by the Borrowers over (2) the aggregate outstanding amounts payable by the Borrowers to the suppliers of such Petroleum Inventory that could be drawn under such Letters of Credit and (B) $40,000,000; plus
(x)    the lesser of (A) 85% of the Eligible Exchange Agreement Positive Balance and (B) $10,000,000; plus
(xi)    the least of (A) 50% of Eligible Merchandise Inventory, (B) 85% of the NOLV Percentage of such Eligible Merchandise Inventory, and (C) an amount equal to 10% of the Borrowing Base; plus
(xii)    the lesser of (A) 70% of Eligible Unbilled Accounts and (B) $3,000,000; plus
(xiii)    at the option of the Borrower, 100% of Eligible Cash; minus

(xiv)    the Availability Reserve.
Borrowing Base Assets: Eligible Accounts Receivable, Eligible Credit Card Receivables, Eligible Investment Grade Receivables, Eligible L/C-Backed Receivables, Eligible Refinery Hydrocarbon Inventory, Eligible Lubricants Inventory, Eligible Merchandise Inventory, Eligible In-Transit Crude Oil, Eligible In-Transit Products, the Eligible Exchange Agreement Positive Balance and Eligible Unbilled Accounts.
Borrowing Base Report: a report of the Borrowing Base by Borrowers, in form and substance satisfactory to Administrative Agent.
Borrowing Base Reporting Trigger Period: the period (a) commencing on the day that a Default occurs, or Availability for three consecutive Business Days is less than the greater of (i) $7,500,000 and (ii) 12.5% of the Borrowing Base on such day; and (b) continuing until the day (i) Availability has been greater than the greater of (A) $7,500,000 and (B) 12.5% of the Borrowing Base on such day and (ii) no Default or Event of Default has occurred and is continuing, in the case of each of the clauses (b)(i) and (b)(ii), for a period of 30 consecutive calendar days.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Restricted Subsidiary for the acquisition of fixed assets, or any improvements, repairs, replacements, expansions, substitutions or additions thereto with a useful life of more than one year, but excluding any portion attributable solely to the acquisition of property, plant and equipment in Permitted Acquisitions.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Administrative Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.
Cash Collateral Account: a demand deposit, money market or other account established by Administrative Agent at such financial institution as Administrative Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Administrative Agent for the benefit of Secured Parties.
Cash Collateralize: the delivery of cash to Administrative Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), in an amount equal to Administrative Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.
Cash Dominion Cure Event: (a) with respect to any Cash Dominion Event arising from an Event of Default, the date on which such Event of Default no longer exists and (b) with respect to any other Cash Dominion Event, Availability is equal to or greater than the greater of (i) 12.5% of the Borrowing Base or (ii) $7,500,000 for a period of forty-five (45) consecutive calendar days. Notwithstanding the foregoing, if a Cash Dominion Event occurs more than two times during any twelve (12) month period, no Cash Dominion Cure Event shall occur until twelve (12) months have elapsed from the date the first such Cash Dominion Event commenced.

Cash Dominion Event: any time either (a) an Event of Default has occurred and is continuing or (b) Availability is less than the greater of (i) 12.5% of the Borrowing Base or (ii) $7,500,000 for five consecutive Business Days.

Cash Dominion Period: the period (a) commencing on the day that a Cash Dominion Event occurs, and (b) continuing until a Cash Dominion Cure Event has occurred with respect to each then outstanding Cash Dominion Event.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
CC Receivables: each Payment Intangible, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to an Obligor resulting from charges by a customer of an Obligor on credit or debit cards issued by such Credit Card Issuer in connection with the sale of Inventory by an Obligor, or services performed by an Obligor, in each case in the ordinary course of its business.
CERCLA: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: the occurrence of one or more of the following events:
(a) any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement) unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with this Agreement such properties or assets are owned, directly or indirectly, by (i) the Company or a Restricted Subsidiary of the Company or (ii) a Person controlled by the Company or a Restricted Subsidiary of the Company;
(b) the approval by the holders of Equity Interests of Parent or the Company of any plan for the liquidation or dissolution of Parent or the Company, as applicable;
(c) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Equity Interests of Parent by any Person or Group that, as a result of such acquisition, either (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 35% or more of Parent’s then outstanding Equity Interests or Voting Stock or (ii) otherwise has the ability to elect, directly or indirectly, a majority of the members of the board of directors of Parent, including, without limitation, by the acquisition of revocable proxies for the election of directors;

(d) a “change in control”, “change of control”, “change of control offer” or any comparable term under, and as defined in, the Secured Notes Indenture or the Term Loan Agreement; or
(e) (i) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in the Company, (ii) the Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in any other Borrower or (iii) the sale or transfer of all or substantially all assets of any Borrower, except to another Borrower or any other Obligor.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of the Administrative Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, (e) failure by any Obligor to perform or observe any terms of any Loan Document, or (f) reliance by an Indemnitee on a Communication executed using an Electronic Signature or in the form of an Electronic Record, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an appeal or Insolvency Proceeding), whether or not an Indemnitee or Obligor is a party thereto.
Closing Date: as defined in Section 6.1.
CME: CME Group Benchmark Administration Limited.
Code: the Internal Revenue Code of 1986.
Collateral: all Property described in Section 7.1 (and not Excluded Property), all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
Collateral Rights Agreement: the Collateral Rights Agreement, dated as of December 21, 2017, between the Administrative Agent and the Secured Notes Collateral Trustee, as acknowledged by the Company and the Guarantors party thereto, as may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents, including as modified by that certain Joinder Agreement, dated as of the Closing Date, delivered by the Administrative Agent and acknowledged by the Secured Notes Collateral Trustee and the Obligors.
Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of such commitments of all Lenders.
Commitment Termination Date: the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 12.2.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Communication: any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or any Loan Document or any amendment, supplement, waiver or modification with respect thereto.
Company: as defined in the introductory paragraph hereto.
Compliance Certificate: a certificate, in form and substance satisfactory to Administrative Agent, by which a Senior Officer of the Borrower Agent (a) certifies compliance with Section 10.3 (if then applicable), and calculates the Fixed Charge Coverage Ratio and the Borrower Group Fixed Charge

Coverage Ratio for the applicable date (regardless of whether compliance with the Fixed Charge Coverage Ratio and the Borrower Group Fixed Charge Coverage Ratio for the applicable date is required to be tested for such period), (b) to the extent applicable, attaches related financial statements reflecting the adjustments necessary to eliminate (1) the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (2) the financial and other operational results of Unrestricted Subsidiaries (if any) and (c) lists any office or place of business that was opened or was closed during the period covered by the certificate.
Conforming Changes: with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Consolidated Cash Interest Expense: Consolidated Interest Expense excluding any amount described in clause (a) of the definition thereof and any amount not payable in cash (including any interest payable-in-kind).
Consolidated G&A Cap: as defined in the definition of “EBITDA”.
Consolidated Interest Expense: for any period, the sum (determined without duplication) of the aggregate gross interest expense for such period, whether paid or accrued, including to the extent included in interest expense under GAAP: (a) amortization of deferred financing fees, debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to any Hedging Agreements; (b) any interest expense on Debt of another Person that is guaranteed by the Company or any Consolidated Subsidiary or secured by a Lien on assets of the Company or any Consolidated Subsidiary (whether or not such guarantee or Lien is called upon); (c) capitalized interest and (d) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.
Consolidated Net Income: for any period of determination, the aggregate of the net income (or loss) of the Company and the Consolidated Subsidiaries, or of the Borrower Group, as applicable, after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Company or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Applicable Law applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any non-cash gains or losses during such period, including any under ASC 718 or ASC 815 and (d) any non-cash gains or losses attributable to writeups or writedowns of assets.

Consolidated Subsidiaries: PHR, any Future Intermediation Subsidiary and each Restricted Subsidiary of the Company (whether now existing or hereafter created or acquired).
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Covenant Trigger Period: the period (a) commencing on the day that Availability is less than the greater of (i) $7,500,000 and (ii) 12.5% of the Borrowing Base on such day; and (b) continuing until the day (i) Availability has been greater than the greater of (A) $7,500,000 and (B) 12.5% of the Borrowing Base on such day and (ii) no Default or Event of Default has occurred and is continuing, in the case of each of the clauses (b)(i) and (b)(ii), for a period of thirty (30) consecutive calendar days.
Credit Card Issuer: any person who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Administrative Agent.
Credit Card Processor: any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Obligor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
Credit Card Receivables: any Receivable due to any Borrower arising out of the sale of Inventory in the Ordinary Course of Business on the following credit cards: Visa, MasterCard, American Express, Diners Club, Discover and such other credit cards as the Administrative Agent shall approve from time to time, in each case which have been earned by performance by such Borrower but not yet paid to such Borrower by the credit card issuer or the credit card processor, as applicable; provided that, in any event, “Credit Card Receivables” shall exclude Receivables due in connection with proprietary credit cards.
Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source satisfactory to Administrative Agent).
Debt: for any Person, the sum of the following (without duplication): (a) all obligations of such Person for Borrowed Money, reimbursement obligations of such Person in respect of issued and outstanding letters of credit and Hedging Agreements entered into by such Person; (b) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (c) all obligations of such Person under Synthetic Leases; (d) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (e) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (g) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (h) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by Applicable Law but only to the extent of such liability; (i) Disqualified Capital Stock issued by such Person, (j) all obligations of such Person with respect to any Intermediation Facility and (k) all Contingent Obligations of such Person.
Debtor Relief Laws: as defined in Section 11.1.
Default: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto, and with respect to the fee payable pursuant to Section 3.2.2 herein as provided in the last sentence thereof.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days of the date such obligations were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified Administrative Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days following request by Administrative Agent or any Borrower, to confirm in a manner satisfactory to Administrative Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.
Deposit Account Control Agreement: control agreement satisfactory to Administrative Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Administrative Agent’s Lien on such account.
Designated Jurisdiction: a country or territory that is the subject of a Sanction.
Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing to the Borrowers, divided by (b) gross sales of the Borrowers.
Dilution Reserve: the aggregate amount of reserves, as established by Administrative Agent from time to time in its Permitted Discretion, exercised in good faith, in an amount equal to the value of the Eligible Accounts multiplied by 1.0% for each percentage point (or portion thereof) that the Borrowers’ Dilution Percent exceeds 5.0%.
Disqualified Capital Stock: any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the later of the Termination Date.
Distribution: any payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a "plan of division" or similar arrangement), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.
Dollars: lawful money of the United States.
Domestic Subsidiary: any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Administrative Agent, over which Administrative Agent has control (and either has or may obtain exclusive control for withdrawal purposes).
Drawing Document: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
EBITDA: for any period of determination, the sum of (without duplication), the following determined on a consolidated basis: (a) Consolidated Net Income during such period;
plus (b) to the extent deducted from Consolidated Net Income in such period:
(i)    income tax expense,
(ii)    franchise tax expense,
(iii)    Consolidated Interest Expense,
(iv)    amortization and depreciation during such period,
(v)    all non-cash charges and adjustments,
(vi)    extraordinary, unusual or non-recurring losses or expenses,
(vii)    non-recurring cash expenses related to the Transactions, Secured Notes, the Term Loan, Permitted Acquisitions, Asset Dispositions, the sale or disposition of any Equity Interests, Sales and Leaseback Transactions, recapitalizations and the incurrence of debt (and Refinancing Debt) permitted under this Agreement,
(viii)    the amount of any minority interest expense consisting of income attributable to minority Equity Interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period,
(ix)    restructuring charge or reserve or non-recurring integration costs including one-time costs incurred in connection with Acquisitions after the Closing Date or the closure or consolidation of facilities (including employee termination costs and turnaround expenses), with respect to all of the foregoing (other than turnaround expenses) in an aggregate amount, not to exceed $1,000,000 in any period of determination,
(x)    expenses, charges or losses with respect to liability or casualty events and to the extent covered by insurance and actually reimbursed (other than proceeds received from business interruption insurance) or so long as a determination has been made in good faith by the Company that a reasonable basis exists that such amount shall in fact be reimbursed by an insurer to the extent it is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days (with a deduction in applicable future period for any amount so added back to the extent denied within such 180 days) and (ii) in fact reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days),
(xi)    inventory valuation adjustments which adjust for timing differences to reflect the economics of inventory financing agreements as described in the SEC filings of the Parent or Borrowers; provided, that with respect to the Borrower Group, such inventory valuation adjustments shall be non-cash, and
(xii)    Permitted Parent Payments (G&A) not to exceed (a) $20,000,000 for such period of determination (or such greater amount as may be agreed by the Administrative Agent) (the “Consolidated G&A Cap”) or (b) when used in respect of any calculation of the Borrower Group Fixed Charge Coverage Ratio, the least of (i) $8,000,000 for such period of determination, (ii) 40% of actual Permitted Parent Payments (G&A) made during such period of determination and (iii) the actual Permitted Parent Payments (G&A) made that are attributable to the Borrower Group for such period of determination (as calculated by the Borrower Agent in good faith and provided to the Administrative Agent) (or, in respect of this sub-clause (b), such greater amount as may be agreed by the Administrative Agent) (this sub-clause (b), collectively, the “Borrower Group G&A Cap”);
provided, that if the Company or its Consolidated Subsidiaries, or the Borrower Group, as applicable, shall acquire or dispose of any Property in an aggregate amount of at least $15,000,000 during such period (other than (A) pursuant to clauses (a), (b), (d) and (e) of Section 10.2.8 and (B) acquisitions and dispositions of Equipment in the Ordinary Course of Business), then EBITDA shall be calculated, with calculation in form and substance reasonably satisfactory to Administrative Agent, after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period (provided that Administrative Agent is reasonably satisfied with the form and substance of the related projections).
EEA Financial Institution: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway or any other country that is a member of the European Economic Area.
EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Electronic Record and Electronic Signature: as defined in 15 U.S.C. §7006.
Eligible Account Obligor: on any date, any Person obligated to pay a Receivable (a) that is not a Borrower, a Subsidiary or an Affiliate of a Borrower; (b) that has not filed for, and is not currently the object of, a proceeding relating to its bankruptcy, insolvency, reorganization, winding-up or composition or reorganization of debts; (c) that is in good standing with the Borrowers and their Restricted Subsidiaries and satisfies all applicable credit standards of the Borrowers and their Restricted Subsidiaries; and (d) for which not more than 50% of the aggregate value of the Receivables of such Person have not been paid by the date 30 days after the respective due dates therefor.

Eligible Accounts Receivable: on any date, all Receivables (other than Credit Card Receivables, Investment Grade Receivables and L/C Backed Receivables) denominated in Dollars payable by Eligible Account Obligors to a Borrower that are deemed by the Administrative Agent in its Permitted Discretion to be Eligible Accounts Receivable, net of any returns, rebates, discounts (calculated on the shortest terms), credits, other allowances and deductions, and Taxes (including sales, state excise or other taxes) that have been or could be claimed by the Eligible Account Obligor (or are payable in the case of Taxes). Without limiting the foregoing, the following shall not constitute Eligible Accounts Receivable:

(a) billed Receivables that have not been paid by the date 30 days after the respective due dates therefor;

(b) any Receivable subject to, or as to which there has been asserted, any defense, dispute, claim, offset, counterclaim, deduction, recoupment, reserve, chargeback, credit or allowance, unless (i) the applicable Eligible Account Obligor has entered into an agreement acceptable to the Administrative Agent to waive the foregoing rights, or (ii) with respect to any such Receivable, (A) the Borrower’s obligation to pay for crude oil constitutes the applicable setoff, and (B) the Borrower’s payment obligation is fully secured by a Letter of Credit; provided that, if any such defense, dispute, claim, offset or counterclaim is asserted with respect to such Receivable in an amount equal to a sum certain, then such Receivable shall be an Eligible Account Receivable to the extent the face amount thereof exceeds such sum certain;

(c) all Receivables from an Eligible Account Obligor from whom a check, promissory note, draft, trade acceptance or other instrument for the payment (in whole or in part) of money has been received, presented for payment and returned uncollected for any reason;

(d) all Receivables from a sale to an Affiliate, or from a sale-or-return, sale-on-approval, or otherwise subject to any repurchase or return arrangement;

(e) Receivables owed to a Borrower by an Eligible Account Obligor, the aggregate unpaid balance of which exceeds twenty percent (20%) of the aggregate unpaid balance of all Receivables owed to the Borrowers at such time by all of the Borrowers’ Eligible Account Obligors (or such higher percentage as the Administrative Agent may establish for the Eligible Account Obligor from time to time), but only to the extent of such excess;

(f) all Receivables that are payable by their terms more than 30 days from the respective invoice dates therefor;

(g) any Receivable (i) in which the Lenders do not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by Section 10.2.2(a) or sub-clauses (a) and (g) of the definition of “Excepted Liens”;

(h) any Receivable owing by an Eligible Account Obligor (i) which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent or is subject to any Sanctions or on any specially designated nationals list maintained by OFAC, or (ii) with respect to which the Borrowers are not able to bring suit or enforce remedies against such Eligible Account Obligor through judicial process;

(i) Receivables owing by an Eligible Account Obligor that is organized or has its principal offices outside the United States and Canada, or with respect to which the portion of its assets in the United States and Canada is not material in relation to the size of the Receivables owed by such Eligible Account Obligor;

(j) Receivables with respect to which goods have been placed on consignment, guaranteed sale, bill-and-hold, or other terms by reason of which the payment by the Eligible Account Obligor may be conditional;

(k) Receivables with respect to which an invoice has not been sent prior to the date of any Borrowing Base Report in which such Receivables are included for purposes of calculation of the Borrowing Base;

(l) Receivables which arise out of any contract or order which, by its enforceable terms, forbids or makes void or unenforceable any assignment by the applicable Borrower to the Administrative Agent, for the benefit of the Secured Parties, of the Receivable arising with respect thereto;

(m) Receivables evidenced by any instrument, unless such instrument has been delivered to the Administrative Agent for the benefit of the Secured Parties;

(n) Receivables with respect to which the Administrative Agent believes, in its Permitted Discretion, that the collection thereof is impaired, that such Receivables may not be paid by reason of the Eligible Account Obligor’s inability to pay or that are otherwise identified as unsatisfactory to the Administrative Agent;

(o) (i) Receivables owed by the government of the United States of America or any department, agency, public corporation, or other instrumentality thereof that do not constitute Eligible U.S. Government Accounts Receivable and (ii) Receivables owed by any Governmental Authority other than the government of the United States of America or any department, agency, public corporation, or other instrumentality thereof, unless the Borrower has satisfied the requirements of Applicable Law, including delivering documentation satisfactory to the Administrative Agent, to effectuate the assignment of such Receivables and establish the right of the Administrative Agent to enforce payment directly against the Eligible Account Obligor;

(p) Receivables (i) to which (A) the goods giving rise to it have not been delivered to and accepted by the Eligible Account Obligor, or (B) the services giving rise to it have not been accepted by the Eligible Account Obligor, or (ii) that otherwise do not represent a final sale;

(q) Receivables whose payment has been extended, or to which the Eligible Account Obligor has made a partial payment, or which arise from a sale on a cash-on-delivery basis;

(r) Receivables which represent a progress billing or retainage, or relate to services for which a performance, surety or completion bond or similar assurance has been issued; or

(s) Receivables that include a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

Eligible Assignee: a Person that is (a) a Lender (except for any Defaulting Lender and its Affiliates), Affiliate of a Lender or Approved Fund; (b) any other assignee approved by Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent (which approval by the Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment is given to the Borrower Agent); and (c) during the continuance of an Event of Default, any Person acceptable to Administrative Agent in its discretion.
Eligible Cash: cash of a Borrower held in a segregated restricted Deposit Account maintained with and pledged to the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations, and in which the Administrative Agent, for the benefit of the Secured Parties, has a first priority perfected security interest, and subject to a Deposit Account Control Agreement.

Eligible Credit Card Receivables: on any date, all Credit Card Receivables denominated in Dollars, that have been earned and represent the bona fide amounts due to a Borrower from a credit card processor and/or credit card issuer, and that are deemed by the Administrative Agent in its Permitted Discretion to be Eligible Credit Card Receivables. Without limiting the foregoing, the following shall not constitute Eligible Credit Card Receivables:

(a) any Credit Card Receivable that has been outstanding more than five Business Days;

(b) any Credit Card Receivable owing by a credit card issuer or a credit card processor which has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent;

(c) any Credit Card Receivable that is not the valid, legally enforceable obligation of the applicable credit card processor or credit card issuer with respect thereto;

(d) any Credit Card Receivable (i) in which the Lenders do not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by Section 10.2.2(a) or sub-clauses (a) and (g) of the definition of “Excepted Liens”;

(e) any Credit Card Receivable that does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Receivable;

(f) any Credit Card Receivable that is subject to risk of offset, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, but only to the extent of such unpaid and/or accrued credit card processor fee balances;

(g) any Credit Card Receivable evidenced by any instrument, unless such instrument has been delivered to the Administrative Agent for the benefit of the Secured Parties; or

(h) any Credit Card Receivable with respect to which the Administrative Agent believes, in its Permitted Discretion, that the collection thereof is impaired, that such Credit Card Receivable may not be paid by reason of the credit card issuer’s or credit card processor’s inability to pay or that are otherwise identified as unsatisfactory to the Administrative Agent.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received by a Borrower in respect thereof but not yet applied by the applicable Borrower to reduce the amount of such Eligible Credit Card Receivable.

Eligible Exchange Agreement Positive Balance: at any date of determination, the amount of Exchange Agreement Positive Balance that is deemed by the Administrative Agent in its Permitted Discretion to be the Eligible Exchange Agreement Positive Balance. Without limiting the foregoing, the Eligible Exchange Agreement Positive Balance shall be determined after (a) adjusting the Exchange Agreement Positive Balance upward or downward, as applicable, to account for discounts, allowances, rebates, credits and other adjustments in respect of such Exchange Agreement Positive Balances and (b) deducting from the Exchange Agreement Positive Balance the amount billed for or representing retainage, if any, by counterparties to Exchange Agreements. The Eligible Exchange Agreement Positive Balance shall not include any Exchange Agreement Positive Balance (a) to the extent that the Administrative Agent does not have a valid, first priority perfected security interest in the Exchange Agreement Positive Balance and in the Petroleum Inventory to which such Exchange Agreement Positive Balance relates, or (b) with respect to which (i) the contract counterparty has disputed liability, or made any claim to any Obligor with respect to such Exchange Agreement Positive Balance or with respect to any other Exchange Agreement Positive Balance due from such contract counterparty, other than for a minimal adjustment in the Ordinary Course of Business and in accordance with regular commercial practice, or (ii) any event of a type described in Section 12.1(h) or 12.1(i) has occurred with respect to the contract counterparty, or the contract counterparty has suspended normal business operations; provided that the value of the Eligible Exchange Agreement Positive Balance shall be subject to reserves as determined by the Administrative Agent in its Permitted Discretion.

Eligible In-Transit Crude Oil: at any date of determination, In-Transit Crude Oil owned by a Borrower that satisfies the criteria set forth in the definition of Eligible Refinery Hydrocarbon Inventory (other than the requirements as to location of such inventory as set forth in clauses (b), (d) and (k) of such definition) and that is deemed by the Administrative Agent, in its Permitted Discretion, to be Eligible In-Transit Crude Oil. Without limiting the foregoing, unless otherwise agreed by the Administrative Agent, In-Transit Crude Oil shall not be Eligible In-Transit Crude Oil unless the purchase price of such In-Transit Crude Oil has been paid or is supported by a Letter of Credit. Eligible In-Transit Crude Oil shall be valued at market value determined in accordance with the Valuation Method, and determined after, if required by the Administrative Agent, taking into account transportation and handling charges that affect the value thereof as determined by the Administrative Agent.

Eligible In-Transit Products: at any date of determination, In-Transit Products owned by a Borrower that satisfies the criteria set forth in the definition of Eligible Refinery Hydrocarbon Inventory (other than the requirements as to location of such inventory as set forth in clauses (b), (d) and (k) of such definition) and that is deemed by the Administrative Agent, in its Permitted Discretion, to be Eligible In-Transit Products. Without limiting the foregoing, unless otherwise agreed by the Administrative Agent, In-Transit Products shall not be Eligible In-Transit Products unless the Administrative Agent shall have taken Rent and Charges Reserve in its Permitted Discretion or the Administrative Agent has received a third party agreement from the operator of the barge or rail in which such In-Transit Products is transmitted in form satisfactory to the Administrative Agent. Eligible In-Transit Products shall be valued at market value determined in accordance with the Valuation Method, and determined after, if required by the Administrative Agent, taking into account transportation and handling charges that affect the value thereof as determined by the Administrative Agent.

Eligible Investment Grade Receivables: on any date, all Investment Grade Receivables denominated in Dollars and payable to a Borrower that satisfy the criteria set forth in the definition of Eligible Accounts Receivable (other than by reason of being an Investment Grade Receivable) and that are deemed by the Administrative Agent in its Permitted Discretion to be Eligible Investment Grade Receivables, net of any returns, rebates, discounts (calculated on the shortest terms), credits, other allowances and deductions, and Taxes (including sales, state excise or other taxes) that have been or could be claimed by the Eligible Account Obligor (or are payable in the case of Taxes).

Eligible Lubricants Inventory: at any date, the aggregate value (which shall be the lower of cost (determined in accordance with GAAP on a first-in, first-out basis) or market value) of all Lubricants owned by a Borrower that is deemed by the Administrative Agent, in its Permitted Discretion, to be an Eligible Lubricants Inventory. Without limiting the foregoing, the following shall not constitute Eligible Lubricants Inventory:

(a) Lubricants (i) in which the Lenders do not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by Section 10.2.2(a) or sub-clauses (a), (c) and (g) of the definition of “Excepted Liens”;

(b) Lubricants (i) located on premises that are not owned by a Borrower or a Restricted Subsidiary, or held by a bailee or otherwise subject to any third party interest, with respect to which any landlord’s waiver or other third party agreement in form and substance satisfactory to, the Administrative Agent shall not have been furnished (except where an appropriate Rent and Charges Reserve has been established), or (ii) commingled with any product other than Lubricants that are owned by another Borrower and in which the Lenders have a valid and perfected first priority security interest;

(c) Lubricants of any Borrower with respect to which any event described in Section 12.1(h) or 12.1(i) shall have occurred and be continuing;

(d) Lubricants held on consignment, or subject to any deposit or downpayment;

(e)Lubricants located outside the United States;

(f) Lubricants consigned to any Person;

(g) Lubricants that are subject to a warehouse receipt or negotiable document;

(h) Lubricants that are subject to a license or other arrangement that restricts the Obligors’ or the Administrative Agent’s right to dispose of such Lubricants, unless the Administrative Agent has received an appropriate lien waiver in form and substance satisfactory to the Administrative Agent;

(i) Lubricants that are not located at terminals, storage tanks and lines related thereto (including line fills but excluding basic sediment and water and slop oil), bulk plants, service stations and cardlocks, in each case owned or leased and operated by the Borrowers or any Restricted Subsidiary (and, in the case of leased locations, with respect to which a landlord’s waiver or agreement has not been provided if requested by the Administrative Agent as set forth in clause (b) of this definition (except where an appropriate Rent and Charges Reserve has been established)) or at such other locations as may be approved from time to time by the Administrative Agent; or

(j) Lubricants that are obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the Ordinary Course of Business or otherwise unsatisfactory to the Administrative Agent in its Permitted Discretion.

Eligible L/C-Backed Receivables: on any date, all L/C Backed Receivables denominated in Dollars and payable to a Borrower that satisfy the criteria set forth in the definition of Eligible Accounts Receivable (other than the requirements set forth in clauses (c), (e), (h) (i) and (n) of such definition and by reason of being an L/C Backed Receivable) and that are deemed by the Administrative Agent in its

Permitted Discretion to be Eligible L/C-Backed Receivables, net of any returns, rebates, discounts (calculated on the shortest terms), credits, other allowances and deductions, and Taxes (including sales, state excise or other taxes) that have been or could be claimed by the Eligible Account Obligor (or are payable in the case of Taxes).

Eligible Merchandise Inventory: at any date, the aggregate value (which shall be the lower of cost (determined in accordance with GAAP on a first-in, first-out basis) or market value) of all Merchandise Inventory owned by a Borrower that is deemed by the Administrative Agent, in its Permitted Discretion, to be Eligible Merchandise Inventory. Without limiting the foregoing, there shall be excluded from Eligible Merchandise Inventory any and all Merchandise Inventory:

(a) (i) in which the Lenders do not have a valid and perfected first priority security interest or (ii) that is subject to any other Lien other than Liens permitted by Section 10.2.2(a) and sub-clauses (a), (c) and (g) of the definition of “Excepted Liens”;

(b) (i) located on premises that are not owned by a Borrower or any Restricted Subsidiary (other than at service stations leased by and operated by a Borrower or any Restricted Subsidiary) or held by a bailee or otherwise subject to any third party interest with respect to which a landlord’s waiver or other third party agreement in form and substance satisfactory to, the Administrative Agent, shall not have been furnished (except where an appropriate Rent and Charges Reserve has been established), or (ii) commingled with any product other than Merchandise Inventory that is owned by an Obligor and in which the Lenders have a valid and perfected first priority security interest;

(c) attributable to any Borrower with respect to which any event described in Section 12.1(h) or 12.1(i) shall have occurred and be continuing;

(d) in transit from vendors or suppliers;

(e) held on consignment, or subject to any deposit or downpayment;

(f) located outside the United States;

(g) consigned to any Person;

(h) subject to a license or other arrangement that restricts the Obligors’ or the Administrative Agent’s right to dispose of such Merchandise Inventory, unless the Administrative Agent has received an appropriate lien waiver in form and substance satisfactory to the Administrative Agent; or

(i) that was acquired from a Person subject to any Sanctions or on any specially designated nationals list maintained by OFAC, is obsolete, unsalable, damaged or otherwise unfit for sale in the Ordinary Course of Business or otherwise unsatisfactory to the Administrative Agent in its Permitted Discretion.

Eligible Refinery Hydrocarbon Inventory: at any date, the aggregate market value, as determined in accordance with the Valuation Method, of all Petroleum Inventory owned by a Borrower that is deemed by the Administrative Agent, in its Permitted Discretion, to be Eligible Refinery Hydrocarbon Inventory. Without limiting the foregoing, there shall be excluded from Eligible Refinery Hydrocarbon Inventory any and all Petroleum Inventory:

(a) (i) in which the Lenders do not have a valid and perfected first priority security interest (except as such priority may be subject to statutory Liens securing First Purchase Crude Payables that purport to have priority over other secured creditors) or (ii) that is subject to any other Lien other than (x) Liens permitted by Section 10.2.2(a) or sub-clauses (a), (c) and (g) of the definition of “Excepted Liens”, or (y) statutory Liens securing First Purchase Crude Payables;

(b) (i) located on premises that are not owned by a Borrower or any Restricted Subsidiary (other than (A) Petroleum Inventory at service stations leased by and operated by a Borrower or any Restricted Subsidiary and (B) Petroleum Inventory at cardlocks operated by a Borrower or one of the any Restricted Subsidiaries) or held by a bailee or otherwise subject to any third party interest with respect to which a landlord’s waiver or other third party agreement in form and substance satisfactory to, the Administrative Agent shall not have been furnished (except where an appropriate Rent and Charges Reserve has been established), or (ii) commingled with any product other than Petroleum Inventory that is owned by another Borrower and in which the Lenders have a valid and perfected first priority security interest;

(c) attributable to any Borrower with respect to which any event described in Section 12.1(h) or 12.1(i) shall have occurred and be continuing;

(d) in transit from vendors or suppliers;

(e) held on consignment or subject to any deposit or downpayment;

(f) located outside the United States;

(g) consigned to any Person;

(h) subject to a warehouse receipt or negotiable document;

(i) subject to a license or other arrangement that restricts the Obligors’ or the Administrative Agent’s right to dispose of such Petroleum Inventory, unless the Administrative Agent has received an appropriate lien waiver in form and substance satisfactory to the Administrative Agent;

(j) consisting of, or commingled with, Hydrocarbons subject to a Structured Hydrocarbon Supply Arrangement;

(k) not located at the Refineries or at terminals, field production tanks, storage tanks and lines related thereto (including line fills but excluding basic sediment and water and slop oil), bulk plants, service stations and cardlocks, in each case owned and operated by a Borrower or any Restricted Subsidiary or at such other locations as may be approved from time to time by the Administrative Agent; or

(l) that is obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the Ordinary Course of Business or otherwise unsatisfactory to the Administrative Agent in its Permitted Discretion.

Eligible U.S. Government Accounts Receivable: Eligible Accounts Receivable owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof; provided that, unless otherwise permitted by the Administrative Agent, the requirement of acknowledgement by the government set forth in the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any steps necessary to perfect the Administrative Agent’s Liens therein and to give the Administrative Agent the right to collect such accounts, have been complied with to the Administrative Agent’s satisfaction with respect to such accounts.

Eligible Unbilled Accounts: on any date, all Receivables that (i) would be Eligible Accounts Receivable but for the fact that they remain unbilled and are not the subject of an invoice, are payable by any Persons listed on Schedule 1.2 to a Borrower and are deemed by the Administrative Agent in its Permitted Discretion to be Eligible Unbilled Accounts and (ii) are a right to payment for the sale of Inventory and not then included in the determination of any other component of the Borrowing Base; provided that, Eligible Unbilled Accounts shall not include any such Receivables that are unbilled more than 15 days after the month in which such Receivables accrued.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).
Engagement Letter: that certain engagement letter, dated as of January 5, 2022, between Parent and Bank of America.
Environmental and Necessary Capex: capital expenditures to the extent deemed reasonably necessary, as determined by the Borrowers, in good faith and pursuant to prudent judgment, that are required by Applicable Law (including to comply with Environmental Laws or permits) or are undertaken for environmental, health and safety reasons.

Environmental Laws: any and all Applicable Laws (including programs, permits and guidance promulgated by Governmental Authorities thereunder) relating to (i) environmental matters or the pollution or protection of the environment (including surface water, groundwater, soils, subsurface strata, and indoor and outdoor air) or (ii) occupational health and safety.
Environmental Notice: a written notice from any Governmental Authority of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Release, environmental pollution or Hazardous Materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Permit: any permit, registration, license, notice, approval, consent, exemption, variance, waiver, spill or response plan, or other authorization required under or issued pursuant to applicable Environmental Laws.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
Event of Default: as defined in Section 12.1.
Excepted Liens: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being Properly Contested; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being Properly Contested; (c) landlord’s liens, maritime liens, liens granted under storage contracts, liens on pipelines, Hydrocarbon storage facilities, refiners or other facilities or equipment, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising in the Ordinary Course of Business, by operation of law, or incident to the operation and maintenance of Properties each of which is in respect of obligations that are not delinquent or which are being Properly Contested; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only Deposit Accounts or other funds maintained with a creditor depository institution, provided that no such Deposit Account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors and no such Deposit Account is intended by any

Borrower or any Restricted Subsidiaries to provide collateral to the depository institution; (e) easements, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines or distribution lines, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case incurred in the Ordinary Course of Business; and (g) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that (i) Liens described in clauses (a) through (d), (f) and (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and (ii) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Liens.
Exchange Act: Securities Exchange Act of 1934 and any successor statute thereto, in each case as amended from time to time.
Exchange Agreement: an agreement under which a Borrower undertakes to deliver goods on behalf of an unaffiliated Person to a customer of such Person in exchange for such Person’s delivery of similar goods to a customer of such Borrower.

Exchange Agreement Positive Balance: at any date of determination, with respect to a Borrower that is a party to an Exchange Agreement, the amount of the positive balance, valued on a mark-to-market basis in accordance with the Valuation Method, of Petroleum Inventory that such Borrower has the right to receive in the Ordinary Course of Business from a counterparty to such Exchange Agreement (other than an Affiliate of such Borrower or another party determined by the Administrative Agent in its Permitted Discretion to be unacceptable) or money owing to such Borrower in connection with an exchange of Petroleum Inventory under such Exchange Agreement, net of any offsets or counterclaims.

Excluded Accounts: as defined in Section 8.5.

Excluded Property: as defined in Section 7.6(a).

Excluded Subsidiary: (a) each captive insurance Subsidiary, (b) each Foreign Subsidiary and (c) each Unrestricted Subsidiary.

Excluded Swap Obligation: with respect to PHR, any Future Intermediation Subsidiary or any Obligor, (a) any Swap Obligation as to which, and only to the extent that, all or a portion of the guaranty by PHR, such Future Intermediation Subsidiary or such Obligor of or grant of a Lien by PHR, such Future Intermediation Subsidiary or such Obligor as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of PHR, such Future Intermediation Subsidiary or such Obligor as specified in any agreement between the PHR, such Future Intermediation Subsidiary or other Obligor, as applicable, and hedge counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for PHR, such Future Intermediation Subsidiary or such Obligor, as applicable.
Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a

Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 14.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately prior to such assignment or to such Lender immediately prior to its change in Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9 and (d) any U.S. federal withholding Taxes imposed under FATCA.
Executive Order: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
Existing Credit Agreement: has the meaning provided in the introductory paragraphs hereto.
Existing Indenture: the indenture dated as of December 21, 2017 (as amended and supplemented from time to time), among the Company, Financeco, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral trustee.

Existing Letters of Credit: the letters of credit previously issued under the Existing Credit Agreement that are outstanding as of the Closing Date and listed on Schedule 2.2 hereto.
Extraordinary Expenses: all costs, expenses or advances that Administrative Agent may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and reasonable and documented standby fees, legal fees and expenses, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.
Feedstocks: all crude oil, natural gas liquids, and other Hydrocarbons and ethanol, in so far as such Feedstocks are used or useful as fuel or in the manufacture, processing, refining, or blending of Intermediate Products and Refined Products at one or more Refineries.

Financeco: Par Petroleum Finance Corp., a Delaware corporation.

Financial Reporting Trigger Period: the period (a) commencing on the day that Availability for a period of three (3) consecutive Business Days is less than the greater of (i) $9,000,000 and (ii) 15% of the Borrowing Base on such day; and (b) continuing until the day (i) Availability has been greater than the greater of (A) $9,000,000 and (B) 15% of the Borrowing Base on such day and (ii) no Default or Event of

Default has occurred and is continuing, in the case of each of the clauses (b)(i) and (b)(ii), for a period of thirty (30) consecutive calendar days.

First Purchase Crude Payables: at any time, the unpaid amount of any obligation of a Borrower as a “first purchaser” of crude oil, which is secured by a statutory “first purchaser” Lien created under the Laws of any state to the extent such obligation is not at the time of determination covered by a Letter of Credit issued hereunder.

First Purchaser Reserve: the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of First Purchase Crude Payables owed by the Borrowers.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Restricted Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Company and its Consolidated Subsidiaries for the most recently completed four-Fiscal Quarter or, during a Financial Reporting Trigger Period or Covenant Trigger Period, for the most recently completed 12-month period, of (a) EBITDA minus Unfinanced Capital Expenditures, minus cash taxes paid (net of cash tax refunds received during such period), to (b) Fixed Charges.
Fixed Charges: with respect to the Company and its Consolidated Subsidiaries, the sum of Consolidated Cash Interest Expense, scheduled principal payments made on Borrowed Money, and Distributions paid in cash (other than Upstream Payments, and Permitted Parent Payments (Tax)).
FLSA: the Fair Labor Standards Act of 1938.
Flood Laws: (a) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (d) all other Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.
Foreign Lender: any Lender that is not a U.S. Person.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
Foreign Subsidiary: a Subsidiary that is not a Domestic Subsidiary.
FRBNY: the Federal Reserve Bank of New York.
Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.
Full Payment: with respect to any Obligations or Guaranteed Obligations, as applicable, (a) the full cash payment thereof (other than inchoate or contingent obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations or Guaranteed Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate or contingent obligations for which no claim has been asserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its Permitted Discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated.

Future Intermediation Subsidiary: USOR, MCC, USOT and any Subsidiary of the Company other than the Guarantors as of the Closing Date that (a) is acquired after the Closing Date and such acquisition is otherwise permitted by the Loan Documents or (b) is formed after the Closing Date and, in each case of (a) and (b), is designated by the board of directors of the Company as a Future Intermediation Subsidiary pursuant to a resolution of the board of directors of the Company as certified in a certificate delivered to the Administrative Agent by a Senior Officer of the Company.
The board of directors of the Company may designate any such Subsidiary of the Company to become a Future Intermediation Subsidiary if:
(A) such Subsidiary:
(1)    has entered into, is entering into, or will promptly enter into, an Intermediation Facility (other than, with respect to the MLC Intermediation Agreement, USOT, only for so long as its direct parent company is a Future Intermediation Subsidiary);
(2)    does not own any Equity Interest of the Company or any Restricted Subsidiary of the Company; and
(3)    would constitute an Investment which the Company could make in compliance with Section 10.2.4; and
(B) the Payment Conditions are satisfied.
Notwithstanding the preceding, if, at any time, a Future Intermediation Subsidiary would fail to meet the preceding requirements in clause (A)(1) and (2) as a Future Intermediation Subsidiary, it shall thereafter cease to be a Future Intermediation Subsidiary for purposes of this Agreement. As of the Closing Date, each of USOR, MCC and USOT is a Future Intermediation Subsidiary.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses, waivers and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).
Guaranteed Obligations: as defined in Section 11.1.
Guarantor Payment: as defined in Section 5.10.3(b).
Guarantors: (a) each Borrower that is not the primary obligor for the payment or performance of any Obligations, (b) each Guarantor that is or becomes a party to this Agreement, and (c) PHR and any Future Intermediation Subsidiary; provided that, for purposes of clarity, no Excluded Subsidiary shall be a Guarantor.
Guaranty: the guaranty of each Guarantor set forth in Section 11 (including any joinders thereto).
Hazardous Material: any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes, to the extent any of the foregoing are present in quantities or concentrations prohibited under applicable Environmental Laws.
Hedging Agreement: a “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.
Hedging Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.
Hermes: as defined in the introductory paragraph hereto.
Hydrocarbons: oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, ethanol, biofuels, other renewable fuels, and all other minerals.

In-Transit Crude Oil: crude oil purchased by a Borrower, for delivery to such Borrower via pipeline from a vendor or supplier.

In-Transit Products: refined fuel, jet fuel, diesel, unleaded gas, blendstocks, other additives, ethanol, biofuels and other renewable fuels purchased by a Borrower, for delivery to such Borrower via pipeline, barge or rail from a vendor or supplier.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Restricted Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
Intercompany Note: as defined in Section 10.2.1(e).
Interest Period: as defined in Section 3.1.3.
Intermediate Products: all Feedstocks that have been partially processed or refined as isomerate, cat feed, gasoline components or naphtha.

Intermediation Access Agreement: (a) the Amended and Restated Acknowledgment Agreement, dated as of January 11, 2019, among the Administrative Agent, the Secured Notes Collateral Trustee, J. Aron, Merrill Lynch Commodities, Inc., PHR, USOR, MCC and USOT (the “Acknowledgment

Agreement”), as may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents, including as modified by that certain Joinder Agreement, dated as of the Closing Date, delivered by the Administrative Agent and acknowledged by the Secured Notes Collateral Trustee, J. Aron, Merrill Lynch Commodities, Inc., PHR, USOR, MCC and USOT and (b) any acknowledgment agreement with the Intermediation Counterparty to any other Intermediation Facility otherwise permitted under the Loan Documents, which shall in all material respects be in the same form, and have the same substance, as the Acknowledgment Agreement.

Intermediation Collateral: (a) with respect to PHR, the J. Aron Intermediation Collateral, (b) with respect to USOR, MCC and USOT, the MLC Intermediation Collateral and (c) with respect to any Future Intermediation Subsidiary that is party to an Intermediation Agreement, all of the following property or assets of such party:  (a) all inventory; (b) all receivables other than receivables constituting identifiable proceeds of Notes/Term Collateral; (c) all Renewable Identification Numbers; (d) all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents, commercial tort claims and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary); (e) all deposit accounts and other bank and securities accounts (excluding any Notes Proceeds Collateral Account) and cash and cash equivalents; (f) books and records relating to clauses (a) through (e); and (g) all proceeds of (including proceeds of business interruption and other insurance) and supporting obligations (including letter of credit rights) with respect to, any of the foregoing; provided that “Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of the applicable Intermediation Counterparty. For the avoidance of doubt, the Intermediation Collateral does not include any Intermediation Property.
Intermediation Counterparty: J. Aron and any other counterparty to any Intermediation Facility, and any permitted successor or assign of the foregoing.
Intermediation Facility: (a) the J. Aron Intermediation Agreement, (b) the MLC Intermediation Agreement and (c) any crude oil or other feedstock supply agreements, natural gas supply agreements, hydrogen supply agreements, or off-take agreements relating to intermediate or refined products, in each case entered into by any Future Intermediation Subsidiary and a counterparty for purposes of facilitating a customary intermediation arrangement, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Agreement from time to time and in whole or in part; provided that (i) the terms of any Intermediation Facility described in this clause (c) shall be not materially more disadvantageous to the Lenders, taken as a whole, as compared to the terms of either (x) the J. Aron Intermediation Agreement in effect on the Closing Date, taken as a whole, or (y) the MLC Intermediation Agreement in effect on the Closing Date, taken as a whole, in either case as determined in good faith by an Officer of the Company, (ii) no Intermediation Agreement shall provide for any lien on any assets other than Intermediation Collateral, and (iii) none of the Company and its Consolidated Subsidiaries, other than PHR, USOR, MCC, USOT or any other Future Intermediation Subsidiary, shall enter into an Intermediation Facility.
Intermediation Property: all Hydrocarbons from time to time owned by an Intermediation Counterparty under the terms of an Intermediation Facility.
Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
Inventory Reserve: reserves established by the Administrative Agent in its Permitted Discretion to reflect declines in market value or to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities (including Acquisitions), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If any Borrower or any Restricted Subsidiary of any Borrower sells or otherwise disposes of less than all of the Equity Interests of any direct or indirect Restricted Subsidiary of any Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of any Borrower, the applicable Borrowers will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrowers’ Investments in such Subsidiary that were not disposed of or sold.
Investment Grade Receivables: any Receivable due to any Borrower and owing by an Eligible Account Obligor (a) with a long-term issuer rating of BBB- or higher by S&P and Baa3 or higher by Moody’s (or the equivalent of such rating organization) and (b) listed on Schedule 1.3 (as such schedule, with the consent of the Administrative Agent, (i) is updated and attached to a Borrowing Base Report or (ii) is updated and supplemented from time to time).

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Administrative Agent, as security for the Obligations.
IRS: the United States Internal Revenue Service.
Issuing Bank: as the context may require, (a) Bank of America (including any Lending Office of Bank of America), (b) any Additional Issuing Bank, (c) any replacement issuer appointed pursuant to Section 2.2.4, or (d) collectively, all of the foregoing. For the avoidance of doubt, references to “Issuing Bank” in Section 14.1 and Section 15.1 shall have the meaning specified in clause (d) of the foregoing sentence. Except as provided in the immediately preceding sentence, any reference to “Issuing Bank” herein shall be to the applicable Issuing Bank, as appropriate.
Issuing Bank Indemnitees: any Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.
J. Aron: J. Aron & Company LLC.
    J. Aron Intermediation Agreement: that certain Second Amended and Restated Supply and Offtake Agreement dated as of June 1, 2021, by and between J. Aron and PHR, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Agreement from time to time and in whole or in part; provided that (i) no J. Aron Intermediation Agreement shall provide for any lien on any assets other than J. Aron Intermediation Collateral and (ii) none of the Company or its Consolidated Subsidiaries, other than PHR, shall enter into the J. Aron Intermediation Agreement.

J. Aron Intermediation Collateral: with respect to PHR, all of the following property and assets of PHR: (a) all inventory; (b) all receivables other than receivables constituting identifiable proceeds of the Notes/Term Collateral; (c) all Renewable Identification Numbers; (d) all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents, commercial tort claims and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary); (e) all deposit accounts and other bank and securities accounts (excluding any Notes Proceeds Collateral Account) and cash and cash equivalents; (f) books and records relating to clauses (a) through (e); and (g) all proceeds of (including proceeds of business interruption and other insurance) and supporting obligations (including letter of credit rights) with respect to, any of the foregoing; provided that “J. Aron Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of J. Aron. For the avoidance of doubt, the J. Aron Intermediation Collateral does not include any Intermediation Property.
L/C Backed Receivables: any Receivable due to any Borrower and owing by an Eligible Account Obligor to the extent such Receivable is backed by a letter of credit (a) in form and substance, and from an Issuing Bank that is, reasonably acceptable to the Administrative Agent, and (b) which is in the possession of, and directly drawable by, a Borrower (provided, that during a Cash Dominion Period, such letter credit shall be in the possession of, and directly drawable by, the Administrative Agent).

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Administrative Agent. In the event of any conflict between the terms of any LC Application and this Agreement, the terms of this Agreement shall govern.
LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Administrative Agent and the applicable Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Administrative Agent and Issuing Bank in their discretion. Additionally, no Issuing Bank shall have any obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by any Borrowers or any other Person to an Issuing Bank or Administrative Agent in connection with any Letter of Credit.
LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.
LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Administrative Agent and Issuing Bank.
Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.
Lenders: lenders party to this Agreement (including Bank of America in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, other than any Person that shall have ceased to be a party hereto pursuant to an Assignment.
Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Administrative Agent and Borrower Agent.
Letter of Credit: each Existing Letter of Credit and any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.
Letter of Credit Subline: $65,000,000; provided, that the Letter of Credit Subline shall be shared ratably among the Lenders based on the lesser of (a) each Lender’s Commitment and (b) such Lender’s Pro Rata share of the Letter of Credit Subline.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, mortgage, hypothecation, assignment, trust, reservation,

encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance satisfactory to Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Administrative Agent the right, vis-à-vis such Licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
Loan Documents: this Agreement, Other Agreements and any other Security Documents.
Loan Year: each 12 month period commencing on the Closing Date or on an anniversary of the Closing Date.
Lubricants: Inventory consisting of motor oil, hydraulic oil, gear oil, cutting oil, grease, and various chemicals and solvents of a similar nature. For avoidance of doubt, Lubricants are not Feedstocks, Intermediate Products or Refined Products.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: a material adverse change in, or a material adverse effect on (a) the business, assets, Properties, condition (financial or otherwise) or results of operations of the Borrowers and their Subsidiaries, taken as a whole; (b) the value of any material portion of the Collateral; (c) the rights and remedies of Administrative Agent or any Lender under the Loan Documents, (d) the ability of Parent, PHR, any Future Intermediation Subsidiary or any Obligor to perform its obligations under any Loan Document to which it is a party; or (e) the validity or enforceability against Parent, PHR, any Future Intermediation Subsidiary or any Obligor of any Loan Document to which it is a party.
Material Contract: any agreement or arrangement to which a Borrower, Restricted Subsidiary, any Future Intermediation Subsidiary or PHR is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (c) that relates to Material Debt; or (d) that relates to any Intermediation Facility.
Material Debt: Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers, their Restricted Subsidiaries, PHR and any Future Intermediation Subsidiary in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrowers or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the Hedging Termination Value.
MCC: McChord Pipeline Co., a Washington corporation.
Merchandise Inventory: Inventory (other than (a) Lubricants not for sale at a retail location and (b) Petroleum Inventory) held by any Borrower for retail sale in the Ordinary Course of Business.

MLC Intermediation Agreement: that certain First Lien 2002 ISDA Master Agreement dated as of March 17, 2016, by and between Merrill Lynch Commodities, Inc. and USOR, together with all related storage agreements, marketing and sales agreements, agency agreements, security agreements, account control agreements, other collateral documents and other ancillary agreements among such parties, in each case as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced with another Intermediation Agreement from time to time and in whole or in part; provided that (i) no MLC Intermediation Agreement shall provide for any lien on any assets other than MLC Intermediation Collateral and (ii) none of the Company or its Consolidated Subsidiaries, other than USOR and USOR’s Subsidiaries existing as of the Closing Date, shall enter into the MLC Intermediation Agreement or any guarantee thereof (other than a guarantee thereof by the Company to the extent permitted by Section 10.2.1(o)(i)).

MLC Intermediation Collateral: with respect to USOR, all of the following property and assets of USOR: (a) all inventory; (b) all receivables other than receivables constituting identifiable proceeds of the Notes/Term Collateral; (c) all Renewable Identification Numbers; (d) all investment property, chattel paper, general intangibles (excluding trademarks, trade names and other intellectual property), documents, commercial tort claims and instruments, in each case, to the extent relating to items in clauses (a), (b) and (c) (but for the avoidance of doubt, excluding Equity Interests of each Subsidiary); (e) all deposit accounts and other bank and securities accounts (excluding any Notes Proceeds Collateral Account) and cash and cash equivalents; (f) books and records relating to clauses (a) through (e); and (g) all proceeds of (including proceeds of business interruption and other insurance) and supporting obligations (including letter of credit rights) with respect to, any of the foregoing; provided that “MLC Intermediation Collateral” shall not include any of the foregoing assets to the extent such assets are excluded pursuant to the express agreement of MLC. For the avoidance of doubt, the MLC Intermediation Collateral does not include any Intermediation Property.

Moody’s: Moody’s Investors Service, Inc., and its successors.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Restricted Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Administrative Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
NOLV Percentage: the net orderly liquidation value of Merchandise Inventory or Lubricants, as applicable, expressed as a percentage of cost, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Borrowers’ Merchandise Inventory or Lubricants, as applicable, performed by an appraiser and on terms satisfactory to the Administrative Agent.

Non-Consenting Lender: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of each Lender or each affected Lender, in each case, in accordance with the terms of Section 15.1 and (ii) has been approved by the Required Lenders (or, in the case of any consent, waiver or amendment that requires the approval of each Lender or each affected Lender, by all Lenders or all affected Lenders).

Non-Recourse Debt: Debt (a) as to which neither the Company nor any of its Restricted Subsidiaries, (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise); (b) the incurrence of which will not result in any recourse against any of the assets of the Company or its Restricted Subsidiaries; and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt (“Other Debt”) of the Company or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Debt a default on such Other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

Notes Proceeds Collateral Account: the Collateral Account, as defined in the Secured Notes Indenture.
Notes/Term Collateral: the Collateral, as defined in the Secured Notes Indenture as in effect on the Closing Date.
Notice of Borrowing: a request by Borrower Agent of a Borrowing of Loans, in the form of Exhibit B or otherwise reasonably satisfactory to Administrative Agent.
Notice of Conversion/Continuation: a request by Borrower Agent of a conversion or continuation of any Loans as Term SOFR Loans, in form satisfactory to Administrative Agent.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Administrative Agent to secure any Obligations (other than Parent, PHR or any Future Intermediation Subsidiary).
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Restricted Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.
Original Closing Date: has the meaning provided in the introductory paragraphs hereto.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability company agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: the Engagement Letter, any Intermediation Access Agreement (including any joinder thereto), the Collateral Rights Agreement (including any joinder thereto) and all LC Documents, fee letters, Borrower Materials, and promissory notes now or hereafter delivered by an Obligor or other Person to Administrative Agent or any Lender in connection with any transactions relating hereto.
Other Connection Taxes: Taxes imposed on a Recipient as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from the Recipient having executed, delivered, become a party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).
Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
Parent: Par Pacific Holdings, Inc., a Delaware corporation.
Parent Guaranty: that certain Amended and Restated Guaranty, dated as of the date hereof, by the Parent in favor of the Administrative Agent on behalf of the Secured Parties, as may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted by the Loan Documents.
Participant: as defined in Section 14.2.1.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Condition Events: Permitted Acquisitions, Distributions pursuant to Section 10.2.3(e)(ii) and Section 10.2.3(f), deemed Investments made by virtue of the designation of an Unrestricted Subsidiary, deemed Investments made by virtue of the designation of a Future Intermediation Subsidiary, Investments pursuant to Section 10.2.4(d)(iv), optional or voluntary redemptions of the Secured Notes or voluntary prepayments of the Term Loan pursuant to Section 10.2.15(c) and any other event in the Loan Documents that is subject to satisfaction of the Payment Conditions.
Payment Conditions: with respect to any applicable payment or transaction, each of the following conditions:
(a) as of the date of any such payment or transaction, and after giving effect thereto, no Default shall exist or has occurred and is continuing,
(b) such payment or transaction shall not create negative book net worth of the Borrower Group;
(c) either (x) (A) average Availability during the immediately preceding 60 consecutive day period and Availability at any time during the immediately preceding 10 consecutive Business Day period, in each case on a pro forma basis shall have been greater than the greater of (I) $12,000,000 and (II) 17.5% of the Borrowing Base then in effect and (B) after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be greater than the greater of (I) $12,000,000 and (II) 17.5% of the Borrowing Base then in effect or (y) (A) average Availability during the immediately preceding 60 consecutive day period and Availability at any time during the immediately preceding 10 consecutive Business Day period, in each case on a pro forma basis shall have been greater than the greater of (I) $9,000,000 and (II) 12.5% of the Borrowing Base then in effect, (B) after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be greater than the greater of (I) $9,000,000 and (II) 12.5% of the Borrowing Base then in effect, and (C) as of the date of any such payment or transaction, and after giving effect thereto, on a pro forma basis (including with respect to periods prior to the Closing Date), the Borrower Group Fixed Charge Coverage Ratio (1) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter or (2) during a Financial Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month, prior to the date of such payment or transaction for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c) shall be at least 1.00 to 1.00 and
(d) receipt by Administrative Agent of a certificate of a Senior Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (each, a “Payment Conditions Certificate”).
Payment Item: each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Permitted Acquisition: an Acquisition by any Borrower or any of its Restricted Subsidiaries, provided that (a) the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be engaged in substantially the same lines of business as one or more of the businesses of the Borrowers and their Restricted Subsidiaries or in a business or businesses reasonably related thereto (including the business of PHR, USOR or a Future Intermediation Subsidiary); (b) immediately before giving effect to such Acquisition, no Event of Default shall have occurred and be continuing; (c) at the time of such Acquisition and immediately thereafter, (i) no Default shall have occurred and be continuing, and (ii) the Payment Conditions have been satisfied; (d) if such acquired Person has outstanding Debt at the time of such Acquisition, such Debt is permitted pursuant to Section 10.2.1; (e) (i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 10.1.13 or (ii) if such Subsidiary is a Future Intermediation Subsidiary, no proceeds of Loans shall be used to make such Acquisition and (f) with respect to any Acquisition for which the consideration with respect to such Acquisition exceeds $5,000,000, the Borrowers shall have delivered to Administrative Agent and each Lender, at least five Business Days prior to the date on which such Acquisition is to be consummated (or such shorter period of time as the Administrative Agent may agree in its sole discretion), a certificate of a Senior Officer, in form and substance reasonably satisfactory to Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment and other assets permitted hereunder; (f) arising under the Loan Documents; (g) arising by operation of law; (h) incurred in the Ordinary Course of Business in respect of obligations to vendors, operators, suppliers, customers, franchisees, lessors, licensors and licensees that, in each case, are non-Affiliates, other than in respect of obligations for Borrowed Money or obligations owed to the primary intermediation counterparty arising under the J. Aron Intermediation Agreement or any other customary intermediation agreement (for the avoidance of doubt, the primary intermediation counterparty under the J. Aron Intermediation Agreement on the date hereof is J. Aron), or (i) in an aggregate amount of $10,000,000 or less at any time.
Permitted Discretion: a determination made in the exercise, in good faith, of reasonable credit judgment (from the perspective of a secured, asset-based lender).
Permitted Investment: any Investment permitted under Section 10.2.4.
Permitted Lien: as defined in Section 10.2.2.
Permitted Parent Payments: the declaration and payment of dividends or distributions by the Company to, or the making of loans to the Parent in amounts sufficient for the Parent to pay, in each case without duplication:
(1)    franchise taxes, excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain the Parent’s existence or to conduct business in a jurisdiction;

(2)    so long as the Company is (x) treated as a pass-through or disregarded entity for tax purposes, and of which the Parent is an owner, member or partner (directly or through one or more entities that are treated as pass-through entities for tax purposes) or (y) a member of an affiliated, consolidated, combined, unitary or similar group that includes the Parent, amounts equal to the amounts of federal, state and local income taxes that would be owed (or estimated would be owed), to the extent such income taxes are attributable to the income of the Company or one or more of its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, PHR or a Future Intermediation Subsidiary, in amounts equal to the amounts that would be required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries, PHR or a Future Intermediation Subsidiary, as applicable; provided, that in each case the amount of such payments or loans in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be hypothetically required to pay in respect of federal, state and local taxes for such fiscal year as if the Company and its Restricted Subsidiaries (and Unrestricted Subsidiaries, PHR and Future Intermediation Subsidiaries to the extent described above) computed and filed their tax returns on a stand-alone basis and did not take into account net operating losses or carryforwards or other tax attributes of the Parent or the Parent’s Affiliates;
(3)    so long as the Company is a member of an affiliated or consolidated group for U.S. federal income tax purposes, payments made under Section 4 of the Tax Sharing Agreement effective April 1, 2014, or any successor or extended agreement, whether to Parent or any Affiliate of Parent and whether renewed as a payment in lieu of taxes, compensation or indemnity, in each case without duplication with payments made under (2) above;
(4)    general corporate administrative, operating and overhead costs and expenses of the Parent to the extent attributable to the Company and its Consolidated Subsidiaries including but not limited to software and other intellectual property license, fees and expenses of independent auditors, reserve engineers and legal counsel to the Parent; and
(5)    (x) salary, bonus and other benefits payable to employees, consultants, directors, officers and managers of the Parent in the ordinary course of business to the extent attributable to the Company and its Consolidated Subsidiaries and (y) indemnification claims made by employees, consultants, directors, officers and managers of the Parent in the ordinary course of business to the extent attributable to the Company and its Consolidated Subsidiaries.
Permitted Parent Payments (G&A): Permitted Parent Payments described in clauses (4) and (5) of the definition of Permitted Parent Payments.
Permitted Parent Payments (Tax): Permitted Parent Payments described in clauses (1) through (3) of the definition of Permitted Parent Payments (to the extent a payment of taxes).
Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Restricted Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount (together with the aggregate amount of Debt incurred pursuant to Section 10.2.1(s)) does not exceed the greater of (a) $35,000,000 and (b) 5.0% of the Company’s Consolidated Net Tangible Assets (as defined in the Secured Notes Indenture) at any time.
Permitted Unsecured Debt: unsecured Debt incurred by Obligors in the form of one or more series of senior unsecured notes or loans; provided that such Debt (a) meets the Permitted Unsecured Debt Conditions, (b) has no financial maintenance covenants and (c) does not contain any provisions that cross-default to any Default hereunder.
Permitted Unsecured Debt Conditions: of an applicable Debt are that such Debt (a) is not scheduled to mature prior to the date that is 91 days after the latest maturity of the Loans, (b) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to 91 days after the latest maturity of the Loans at the time such Debt is incurred, (c) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (d) has covenants, defaults and remedy provisions and other terms and conditions (other than interest, fees, premiums and funding discounts) that are, taken as a whole, substantially identical to, or less favorable to the investors providing such Debt than, those set forth in this Agreement.
Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Petroleum Inventory: Inventory consisting of refined petroleum products, crude oil, condensate, natural gas liquids, liquefied petroleum gases, asphalt, ethanol, biofuels, other renewable fuels, or any blend thereof.
PHI: as defined in the introductory paragraph hereto.
PHR: Par Hawaii Refining, LLC, a Delaware limited liability company.
PHR/FIS Distribution: Distributions made by PHR or a Future Intermediation Subsidiary.
PHR Refinery: the refineries of PHR located in Kapolei, Hawaii.
Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Platform: as defined in Section 15.3.3.
Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: as defined in Section 2.1.6.
PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
Purchase Money Debt: (a) Debt (other than the Obligations), including Capital Leases, for payment of any of the purchase price and costs of installation of fixed assets; (b) Debt (other than the Obligations), including Capital Leases, incurred within 20 days before or one year after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets (including any rents and leases directly associated therewith) acquired, constructed or improved with such Debt.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Receivables: as to a Borrower, all accounts receivable, whether billed or unbilled, and all rights to payment from any credit card issuer or credit card processor, in each case, arising out of the sale of Inventory in the Ordinary Course of Business.

Recipient: Administrative Agent, any Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (other than an increase in an aggregate principal amount resulting solely from any capitalized or payment in kind interest or, solely with respect to the Secured Notes and the Term Loan, an increase in the principal amount to the extent permitted by the Loan Documents); (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; provided, that in the case of Refinancing Debt with respect to debt permitted under Section 10.2.1(f), the final maturity of such Refinancing Debt shall be no sooner than May 5, 2025; (c) if the Debt being extended, renewed or refinanced is subordinated, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced or otherwise on terms and conditions acceptable to Administrative Agent; (d) unless approved by the Administrative Agent in its sole discretion, the representations, covenants and defaults applicable to it are no less favorable (taken as a whole in any material respect) to Borrowers, than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(f), (h), (i) or (k).
Refined Products: all gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, transmix, and other products processed, refined or blended from Feedstocks and Intermediate Products.

Refineries: collectively, the PHR Refinery, the USOR Refinery and the Wyoming Refinery. The term “Refineries” shall also include any refinery acquired by a Borrower or a Restricted Subsidiary of any Borrower after the Closing Date.

Reimbursement Date: as defined in Section 2.2.2.
Release: any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing. “Released” has a correlative meaning.
Renewable Fuel Standards: the regulatory requirements set forth in 40 C.F.R. Part 80, Subpart M, §§ 80.1400 et seq.
Renewable Identification Numbers: any “renewable identification number” as defined in 40 C.F.R. § 80.1401 and regulated as part of Renewable Fuel Standards.

Rent and Charges Reserve: reserves which may be taken by the Administrative Agent in its Permitted Discretion with respect to Eligible Refinery Hydrocarbon Inventory, Eligible Merchandise Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil and Eligible In-Transit Products in an amount up to the aggregate of, without duplication, (a) all past due rent, storage, transportation, terminaling and other amounts owing by a Borrower to any landlord, warehouseman, terminal owner or operator, pipeline, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Refinery Hydrocarbon Inventory, Eligible Merchandise Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil or Eligible In-Transit Products or could assert a Lien on any such Inventory, and (b) if the owner or operator of a facility, pipeline or other location where any Eligible Refinery Hydrocarbon Inventory, Eligible Merchandise Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil or Eligible In-Transit Products is located has not subordinated all Liens that are or may be held by it on such Inventory and granted access to such Inventory pursuant to an agreement satisfactory to the Administrative Agent, an amount equal to one month of rent, storage, terminaling, transportation and other amounts payable to the applicable owner or operator of such facility, pipeline or other location; provided that any Rent and Charges Reserve taken with respect to any location at which any Eligible Refinery Hydrocarbon Inventory, Eligible Merchandise Inventory, Eligible Lubricants Inventory, Eligible In-Transit Crude Oil or Eligible In-Transit Products is located shall not exceed the value of such Inventory stored at such location.

Report: as defined in Section 13.2.3.
Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
Required Lenders: two or more unaffiliated Secured Parties holding more than 50% of (a) the aggregate outstanding Commitments; or (b) following termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.
Rescindable Amount: any payment that the Administrative Agent makes for the account of Lenders or Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) Borrowers have not in fact made such payment, (2) the Administrative Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) the Administrative Agent has for any reason otherwise erroneously made such payment.
Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Investment: any Investment other than a Permitted Investment.
Restricted Subsidiary: any Subsidiary that is not (a) an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary and (b) PHR or a Future Intermediation Subsidiary.
Restrictive Agreement: an agreement (other than a Loan Document, the Secured Notes Indenture, the Term Loan Agreement, or any agreement providing for an Intermediation Facility) that conditions or restricts the right of any Borrower, Restricted Subsidiary or other Obligor to incur or repay Borrowed Money, to grant, convey, create or impose Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt or that requires the consent of other Persons in connection with any of the foregoing.
Revolver Usage: (a) the aggregate amount of outstanding Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
Sale and Leaseback Transaction: with respect to the Company or any of its Restricted Subsidiaries, any arrangement relating to equipment and real property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such equipment and real property to a Person, and the Company or a Restricted Subsidiary leases it from such Person; provided that any such arrangements with respect to catalyst or precious metals that are entered into in the ordinary course of business shall not be deemed to be Sale and Leaseback Transactions.
Sanctioned Person: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or other sanctions authority, (b) any Person operating, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person.
Sanctions: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other sanctions authority.
Scheduled Unavailability Date: as defined in Section 3.6(b).
Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor to a Secured Bank Product Provider (to the extent not entered into in connection with an Intermediation Facility); provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any Person that (i) at the time it enters into a Bank Product is a Lender or any of its Affiliates or (ii) at the time it (or its Affiliate) becomes a Lender, is a party to a Bank Product with an Obligor, in each case in its capacity as a party to such Bank Product (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender), provided that such Bank Product is not secured by the Notes/Term Collateral and such provider delivers written notice to Administrative Agent, in form and substance satisfactory to Administrative Agent, within 10 days following the later of the Closing Date or creation of the Bank Product (or such later date as the Administrative Agent may agree in its reasonable discretion), (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, (ii) agreeing to be bound by Section 13.13 and (iii) designating any Hedging Agreements as Secured Bank Product Obligations to be pari passu with the Loans to the extent applicable.
Secured Notes: (a) the Company and Financeco’s 7.750% senior secured notes due 2025 issued pursuant to the Existing Indenture and (b) the Company and Financeco’s 12.875% senior secured notes due 2026 issued pursuant to the 2026 Notes Indenture.
Secured Notes Collateral Trustee: Wilmington Trust, National Association, in its capacity as collateral trustee under the Collateral Trust and Intercreditor Agreement dated as of December 21, 2017, among the Company, Financeco, the other grantors from time to time party thereto, Wilmington Trust, National Association, as trustee under the Secured Notes Indenture, J. Aron, as secured representative under the J. Aron Hedge Agreement, each other secured representative from time to time a party thereto, and Wilmington Trust, National Association, as collateral trustee.
Secured Notes Indenture: collectively, (a) the Existing Indenture and (b) the 2026 Notes Indenture.
Secured Parties: Administrative Agent, Issuing Banks, Lenders and Secured Bank Product Providers.

Securities Account Control Agreement: control agreement satisfactory to Administrative Agent executed by an institution maintaining a Securities Account for an Obligor, to perfect Administrative Agent’s Lien on such account.
Security Documents: this Agreement, the Guaranties, the Parent Guaranty, IP Assignments, Deposit Account Control Agreements, Securities Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, controller, treasurer or any senior vice president of a Borrower or, if the context requires, any other Person.
Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.
SOFR: the secured overnight financing rate as administered by FRBNY (or a successor administrator).
SOFR Adjustment: with respect to Daily Simple SOFR means 0.11448% (11.448 basis points); and with respect to Term SOFR means 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s duration and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).
Standard Letter of Credit Practice: for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under (i) the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) or (ii) the Uniform Customs and Practice for Documentary Credits 2007 Revision (International Chamber of Commerce Publication No. 600); each of (i) and (ii) above, as adopted by the International Chamber of Commerce and including any subsequent revisions thereof as of the date such Letter of Credit is issued, as chosen in the applicable Letter of Credit.
Stated Amount: with respect to any outstanding Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents, the amount of such Letter of Credit that is or may become available to be drawn.
Structured Hydrocarbon Supply Arrangement: a transaction or series of transactions entered into by a Borrower pursuant to which one or more third parties supplies, or agrees to supply, to such Borrower

Hydrocarbons of a type that, at the time of such supply, are used or produced in the Ordinary Course of Business of the Borrowers and their Restricted Subsidiaries, including, without limitation, such transactions that include sales by such Borrower of similar Hydrocarbons to such third parties and later purchases (or options to purchase) by such Borrower of similar Hydrocarbons from such third parties and/or their affiliates and such transactions that include the provision by such Borrower to such third parties of related storage and other related services or the leasing by such Borrower of related storage facilities.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).
Successor Rate: as defined in Section 3.6(b).
Swap Obligations: with respect to PHR, any Future Intermediation Subsidiary or any Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
Sweep Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability for a period of five (5) consecutive Business Days is less than the greater of (i) $7,500,000 and (ii) 12.5% of the Borrowing Base on such day; and (b) continuing until the day (i) Availability has been greater than the greater of (A) $7,500,000 and (B) 12.5% of the Borrowing Base and (ii) no Event of Default has occurred and is continuing, in the case of each of the clauses (b)(i) and (b)(ii), for a period of forty-five (45) consecutive calendar days.
Swingline Loan: any Borrowing of Base Rate Loans funded with Bank of America’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.
Synthetic Lease: (a) any so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Tax Reserve: the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of federal and state excise taxes and sales taxes that will be payable by the Borrowers in connection with sales of Inventory included in the calculation of the Borrowing Base.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: the “Loans” as defined in and made under the Term Loan Agreement.
Term Loan Agreement: that certain Term Loan and Guaranty Agreement, dated as of January 11, 2019, among Parent, the Company, Financeco, certain subsidiaries of the Company as guarantors, the lenders party thereto from time to time and Goldman Sachs Bank USA, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
Term SOFR:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
Term SOFR Loan: a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
Term SOFR Replacement Date: as defined in Section 3.6(b).
Term SOFR Screen Rate: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
Termination Date: February 2, 2025.
Transactions: with respect to the Obligors, the execution, delivery and performance by the Obligors of this Agreement and each other Loan Document and the borrowing of Loans by the Borrowers, the use of the proceeds thereof, the issuance or deemed issuance of Letters of Credit hereunder, the guarantee of the Obligations and the grant of Liens by the Obligors on Collateral pursuant to the Loan Documents and with respect to Parent, PHR and any Future Intermediation Subsidiary, the execution, delivery and performance by Parent, PHR and any Future Intermediation Subsidiary of each Loan Document to which such Person is a party and the guarantee of the Obligations pursuant to the Loan Documents.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
UK Financial Institution: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unfinanced Capital Expenditures: for any period, Capital Expenditures made by such Person during such period (including those funded by the proceeds of Collateral) and not financed or funded from the proceeds of Debt (other than the Loans), issuances of Equity Interests, Asset Dispositions or casualty events or condemnation awards in respect of Equipment or Real Estate.
Unrestricted Subsidiary: (a) any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) that is designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the board of directors of the Company as certified in a certificate delivered to the Administrative Agent by a Senior Officer of the Company; (b) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary; and (c) each Foreign Subsidiary that is as of the Closing Date listed on Schedule 9.1.18 shall be deemed to be and shall constitute an Unrestricted Subsidiary notwithstanding anything to the contrary.
The board of directors of the Company may designate any Subsidiary of the Company to become an Unrestricted Subsidiary if:
(A) such Subsidiary:
(1)    has no Debt other than Non-Recourse Debt;

(2)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company;
(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect contractual obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Persons to achieve any specified levels of operating results;
(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries;
(5)    does not own any Equity Interest of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary of the Company; and
(6)    would constitute an Investment which the Company could make in compliance with Section 10.2.4; and
(B) the Payment Conditions are satisfied.
Notwithstanding the preceding, (a) if, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements in clause (A) as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary shall be deemed to be incurred as of such date and (b) no Subsidiary may be designated as an Unrestricted Subsidiary hereunder unless such Subsidiary is or substantially contemporaneously with such designation becomes designated as an “Unrestricted Subsidiary” under and within the meaning of the Secured Notes Indenture and the Term Loan Agreement.
Unused Line Fee Rate: a per annum rate equal to (a) 0.375%, if Revolver Usage was less than 50% of the Commitments during the preceding calendar quarter, or (b) 0.250%, if Revolver Usage was 50% or more of the Commitments during such quarter.
Upstream Payment: Distribution by a Restricted Subsidiary made ratably with respect to its Equity Interests and Distributions by a Borrower to another Borrower or made with respect to Debt held by a holder of Equity Interests (other than holders of Equity Interests in the Company); it being understood and agreed that nothing in this definition shall permit or deemed to permit any Distribution by an Obligor with respect to Debt held by a holder of Equity Interest that is not an Obligor.
USOR: U.S. Oil & Refining Co., a Delaware corporation.
USOR Refinery: the refinery of USOR located in Tacoma, Washington.
USOT: USOT WA, LLC, a Washington limited liability company.
U.S. Government Securities Business Day: any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or U.S. federal law.
U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).
Valuation Method: the benchmark market pricing, methods and criteria used in connection with the most recent field examination and inventory appraisal performed prior to the Closing Date (including, for the avoidance of doubt, OPIS and Platts as of the most recent field examination and inventory appraisal) and such benchmarks, methods and criteria, and revisions thereof, as may be mutually agreed by the Administrative Agent and the Borrower Agent from time to time to address the results of any field examination or inventory appraisal performed after the Closing Date and other due diligence or other information with respect to the Borrowers’ business or assets of which the Administrative Agent becomes aware after the Closing Date.
Vehicles: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
Voting Stock: of any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
WPC: as defined in the introductory paragraph hereto.
Write-Down and Conversion Powers: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Wyoming Refinery: the refinery of Hermes located in Newcastle, Wyoming.
1.2.    Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent and its Subsidiaries delivered to Administrative Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Administrative Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change.
1.3.    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account”, “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangible”, “Securities Account” and “Supporting Obligation.”
1.4.    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, restatements, supplements, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include such Person’s successors and assigns; (f) time of day mean time of day at Administrative Agent’s notice address under Section 15.3.1; or (g) except as expressly provided, discretion of Administrative Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. Certain terms in this Agreement are defined by reference to a defined term in the Secured Notes Indenture and in the event of any ambiguity, inconsistency or conflict between the Existing Indenture and the 2026 Notes Indenture, the defined term in the Existing Indenture shall supersede and control for so long as such Existing Indenture is in effect.
1.5.    Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder.

SECTION 2.    CREDIT FACILITIES
2.1.    Commitment.
2.1.1.    Loans. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Commitment Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.
2.1.2.    Notes. Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loan(s).
2.1.3.    Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to refinance existing Debt under the Existing Credit Agreement; (b) to pay fees and transaction expenses incurred with respect to this credit facility and fees, expenses, premiums and prepayment penalties incurred in respect of the refinancing described in sub-clause (a) above; (c) to pay Obligations in accordance with this Agreement; and (d) for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes of Borrowers and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Borrowers and their Subsidiaries. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (iii) for any purpose that would violate the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.
2.1.4.    Voluntary Reduction or Termination of Commitments.
(a)    The Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least thirty (30) days’ prior written notice to Administrative Agent, Borrowers may, at their option, terminate the Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. On the Termination Date, Borrowers shall make Full Payment of all Obligations.
(b)    Borrowers may permanently reduce the Commitments, on a ratable basis for all Lenders, upon at least thirty (30) days’ prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $5,000,000 in excess thereof.
2.1.5.    Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Administrative Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Administrative Agent may require Lenders to fund Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance is not known by Administrative Agent to exceed 10% of the Borrowing Base and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Overadvance Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.6.    Protective Advances. Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount equal to 10.0% of the aggregate amount of Commitment outstanding at any time, if Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to Administrative Agent. Absent such revocation, Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
2.1.7.    Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon notice to Administrative Agent by, at its election, adding to this Agreement one or more Eligible Assignees that are not already Lenders hereunder to issue additional Commitments and become Lenders hereunder that are reasonably satisfactory to Administrative Agent (not to be unreasonably withheld, delayed or conditioned) or by allowing one or more existing Lenders to increase their respective Commitments, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $50,000,000 in the aggregate and no more than three (3) increases are made, (c) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase and (d) the requested increase does not cause the Commitments to exceed 95% of any applicable cap under the Secured Notes Indenture. The Borrowers and the Administrative Agent may allocate, in their discretion, the increased Commitments among committing Lenders and any Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Administrative Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Administrative Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Administrative Agent deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Administrative Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.
2.2.    Letter of Credit Facility.
2.2.1.    Issuance of Letters of Credit. From and after the Closing Date, each Existing Letter of Credit shall be deemed, for all purposes of this Agreement, to be a Letter of Credit used for the account of the Borrowers on the Closing Date. The Issuing Banks shall also issue Letters of Credit from time to time until 15 days prior to the Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(a)    Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Each LC Request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by a Senior Officer and delivered to Issuing Bank via facsimile or other electronic method of transmission reasonably acceptable to Issuing Bank. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives an LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Administrative Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Administrative Agent or Required Lenders that an LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit until such notice is withdrawn in writing. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b)    Letters of Credit may be requested by a Borrower for its own account or the account of any other Obligor (other than PHR or a Future Intermediation Subsidiary, except with respect to insurance policies carried by all Obligors) to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Administrative Agent and the applicable Issuing Bank. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.
(c)    Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with any Letter of Credit, none of Administrative Agent, any Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Document; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of any Issuing Bank under the Loan Documents shall be cumulative. Each Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, each Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
(e)    Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Administrative Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
2.2.2.    Reimbursement; Participations.
(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability, or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document which proves to be fraudulent, forged, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Issuing Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit; (iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.2.2(a), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b)    Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Administrative Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Administrative Agent, for the benefit of Issuing Bank, such Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.
(c)    The obligation of each Lender to make payments to Administrative Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
(d)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Each Issuing Bank may (but is not obligated to) refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.
2.2.3.    Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Termination Date is scheduled to occur within 5 Business Days, then Borrowers shall, at Issuing Bank’s or Administrative Agent’s request, Cash Collateralize the stated amount of each outstanding Letters of Credit and all other LC Obligations. Borrowers shall, at Issuing Bank’s or Administrative Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Administrative Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).
2.2.4.    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Administrative Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Administrative Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.
2.2.5.    Indemnification.
In addition to (and not in any way in limitation of) any other terms or provisions of this Agreement or any other Loan Document or LC Document providing for the indemnification of any Issuing Bank or otherwise, each Borrower agrees to indemnify, defend and hold harmless each Issuing Bank Indemnitee (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Issuing Bank Indemnitee (other than Taxes, which shall be governed by Section 5.8) (collectively, the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any LC Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from such Issuing Bank Indemnitee’s own negligence, whether brought by a third party or by a Borrower or any other Obligor; provided, however, that such indemnity shall not be available to any Issuing Bank Indemnitee claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Issuing Bank Indemnitee claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
2.2.6.    Limitation of Liability.
The liability of Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
SECTION 3.    INTEREST, FEES AND CHARGES
3.1.    Interest.
3.1.1.    Rates and Payment of Interest.
(a)    The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation not paid when due (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.
(b)    During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.
(c)    Interest shall accrue from the date a Loan is advanced or Obligation is not paid when due, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each quarter with respect to a Base Rate Loan, and on the last day of the applicable Interest Period with respect to a Term SOFR Loan (except in the case of a Term SOFR Loan with an Interest Period of more than 90 days’ duration, each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period); (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.2.    Application of SOFR to Outstanding Loans.
(a)    Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.
(b)    Whenever Borrowers desire to convert or continue Loans as Term SOFR Loans, Borrower Agent shall give Administrative Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Administrative Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any Term SOFR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan. Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).
3.1.3.    Interest Periods. In connection with the making, conversion or continuation of any Term SOFR Loans, Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire one, three or six months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.
3.2.    Fees.
3.2.1.    Unused Line Fee. Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any quarter. Such fee shall be payable quarterly in arrears, on the first day of each quarter and on the Commitment Termination Date.
3.2.2.    LC Facility Fees. Borrowers shall pay (a) to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin for Term SOFR Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each quarter; (b) to the applicable Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each quarter; and (c) to the applicable Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum to the extent the Default Rate is applied pursuant to Section 3.1.1(b) hereof.
3.2.3.    Engagement and Fee Letters. Borrowers shall pay all fees set forth in the Engagement Letter and any fee letters executed in connection with this Agreement.
3.3.    Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower Agent by Administrative Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
3.4.    Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Administrative Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel or a third party; provided that reasonable and documented legal fees shall be limited to one firm of counsel to the Administrative Agent and the Lenders taken as a whole and an additional local law firm in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest as determined by the affected party, one additional firm of counsel to such affected party and one additional firm of local counsel to such affected party in each applicable jurisdiction. All reasonable and documented legal, accounting and consulting fees shall be charged to Borrowers by Administrative Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Administrative Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Administrative Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Administrative Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Administrative Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.
3.5.    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund or commit to, participate in, or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest or fees based on SOFR or Term SOFR, then, on notice thereof by such Lender to Administrative Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as Term SOFR Loans, shall be suspended and Borrowers shall make such appropriate accommodations regarding affected Letters of Credit as such Lender may reasonably request, and (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender’s Base Rate Loans shall, as necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of Base Rate, in each case until such Lender notifies Administrative Agent that the circumstances giving rise to Lender’s determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any such prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.9.
3.6.    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.6(b), and the circumstances under clause (i) of Section 3.6(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.6(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (x) the Borrowers may revoke any pending request for a Term SOFR Loan, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or

Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein and (y) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)    Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Agent) that the Borrower Agent or Required Lenders (as applicable) have determined, that:
(i)     adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)     CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.6(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.6 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower Agent unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. The Administrative Agent will promptly (in one or more notices) notify the Borrower Agent and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
3.7.    Increased Costs; Capital Adequacy.
3.7.1.    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating SOFR) or any Issuing Bank;
(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender, any Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;
and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or an Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or an Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2.    Capital Requirements. If a Lender or an Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3.    [Reserved].
3.7.4.    Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.
3.8.    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9.    Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a Term SOFR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Term SOFR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a Term SOFR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a Term SOFR Loan prior to the end of its Interest Period pursuant to Section 14.4, then Borrowers shall pay to Administrative Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.
3.10.    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4.    LOAN ADMINISTRATION
4.1.    Manner of Borrowing and Funding Loans.
4.1.1.    Notice of Borrowing.
(a)    Whenever Borrowers desire funding of Loans, Borrower Agent shall give Administrative Agent a Notice of Borrowing. Such notice must be received by Administrative Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of Term SOFR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or Term SOFR Loan, and (D) in the case of a Term SOFR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).
(b)    Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Administrative Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.
(c)    If a Borrower maintains a disbursement account with Administrative Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.
4.1.2.    Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. at least two Business Days before a proposed funding of a Term SOFR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Administrative Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the

Borrowing proceeds as directed by Borrower Agent to the extent permitted by this Agreement. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its share of a Borrowing, Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent, and Administrative Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Administrative Agent, then Borrowers agree to repay to Administrative Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or an Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.
4.1.3.    Swingline Loans; Settlement.
(a)    To fulfill any request for a Base Rate Loan hereunder, Bank of America may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $15,000,000. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Bank of America for its own account until Lenders have funded their participations therein as provided below.
(b)    Settlement of Loans, including Swingline Loans, among Lenders, Bank of America and Administrative Agent shall take place on a date determined from time to time by Administrative Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Administrative Agent to Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Administrative Agent, in immediately available funds, within one Business Day after Administrative Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.
4.1.4.    Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Administrative Agent. Borrowers shall confirm each such request by prompt delivery to Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Administrative Agent or Lenders, the records of Administrative Agent and Lenders shall govern. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
4.1.5.    Conforming Changes. Administrative Agent may make Conforming Changes from time to time with respect to SOFR, Term SOFR or any Successor Rate. Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document. Administrative Agent shall post or provide each such amendment to Lenders and Borrower Agent reasonably promptly after it becomes effective.
4.2.    Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1.    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Administrative Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).
4.2.2.    Payments; Fees. To the extent the Borrowers or any other Obligors are required to pay any amounts to a Defaulting Lender hereunder or under any other Loan Documents, Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Administrative Agent such amounts until all Obligations owing to Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Administrative Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1, and the Borrowers shall not be required to pay such unused line fee to such Defaulting Lender (or Administrative Agent for the benefit of such Defaulting Lender). If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Administrative Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.3.    Status; Cure. Administrative Agent may determine in its reasonable discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Administrative Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Administrative Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Administrative Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation or Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.
4.3.    Number and Amount of Term SOFR Loans; Determination of Rate. Each Borrowing of Term SOFR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $500,000 in excess thereof. No more than three (3) Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining SOFR for any Interest Period requested by Borrowers, Administrative Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
4.4.    Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Administrative Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Administrative Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.
4.5.    One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Administrative Agent’s Lien on all Collateral;

provided, however, that Administrative Agent, each Issuing Bank and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.6.    Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products to the extent permitted by the agreements covering such Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Administrative Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Administrative Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 5.10, 13, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5.    PAYMENTS
5.1.    General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that after an Event of Default has occurred and is continuing, Administrative Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Administrative Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to Term SOFR Loans.
5.2.    Repayment of Loans. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Administrative Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts, Inventory, In-Transit Crude Oil, In-Transit Products or Exchange Agreements (to the extent not constituting Intermediation Collateral or Asset Dispositions of Inventory, In-Transit Crude Oil, In-Transit Products or Exchange Agreements in the Ordinary Course of Business), Borrowers shall apply Net Proceeds to repay Loans equal to the greater of (a) the net book value of such Accounts, Inventory, In-Transit Crude Oil, In-Transit Products or Exchange Agreements or (b) the reduction in Borrowing Base resulting from such Asset Disposition.
5.3.    Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
5.4.    Marshaling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Administrative Agent, any Issuing Bank or any Lender, or if Administrative Agent, any Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, an Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.5.    Application and Allocation of Payments.
5.5.1.    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Administrative Agent in its discretion.

5.5.2.    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Administrative Agent;
(b)    second, to all amounts owing to Bank of America and Administrative Agent on Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;
(c)    third, to all amounts owing to Issuing Bank, ratably among each Issuing Bank in proportion to the respective amounts described in this clause payable to it;
(d)    fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;
(e)    fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;
(f)    sixth, to Cash Collateralize all LC Obligations;
(g)    seventh, to all Loans, and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) that are pari passu with the Loans and up to the amount of the Bank Product Reserve existing therefor;
(h)    eighth, to all other Secured Bank Product Obligations; and
(i)    last, to all remaining Obligations.
Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Administrative Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Administrative Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower and other Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.
5.5.3.    Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Secured Party or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.6.    Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Sweep Trigger Period and during any Cash Dominion Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists.
5.7.    Account Stated. Administrative Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Administrative Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Administrative Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.8.    Taxes.
5.8.1.    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Administrative Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or an Obligor, then Administrative Agent or such Obligor shall be entitled to make such deduction or withholding, taking into account information and documentation provided pursuant to Section 5.9.
(b)    If Administrative Agent or any Obligor is required by any Applicable Law to withhold or deduct Taxes from any payment, then (i) Administrative Agent or such Obligor, to the extent required by Applicable Law, shall apply such withholding or deduction and timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.8.2.    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.
5.8.3.    Tax Indemnification.
(a)    Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or an Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)    Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Administrative Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Administrative Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Administrative Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Administrative Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Bank by Administrative Agent shall be conclusive absent manifest error.
Evidence of Payments. As soon as practicable after payment of Taxes by any Obligor pursuant to this Section, Borrower Agent shall deliver to Administrative Agent a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent.
5.8.4.    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, nor have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or an Issuing Bank. If a Recipient determines in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any Recipient be required to make its tax returns (or any other information relating to its Taxes that it deems confidential) available to any Obligor or other Person.
5.8.5.    Survival. Each party’s obligations under Sections 5.8 and 5.9 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender or an Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.9.    Lender Tax Information.
5.9.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Administrative Agent properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.9.2.    Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,
(a)    Any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

    (i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
    (ii)    executed copies of IRS Form W-8ECI;
    (iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
    (iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and
(d)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
5.9.3.    Redelivery of Documentation. If any form or certification previously delivered by a Lender or Administrative Agent pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender or Administrative Agent, as applicable shall promptly update the form or certification or notify Borrowers and Administrative Agent in writing of its inability to do so.
5.10.    Nature and Extent of Each Borrower’s Liability.
5.10.1.    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Administrative Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of

(a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Administrative Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Administrative Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.
5.10.2.    Waivers.
(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)    Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Administrative Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
5.10.3.    Extent of Liability; Contribution.
(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b)    If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c)    Section 5.10.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.
(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.10 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.10.4.    Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
5.10.5.    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of the Obligations.
SECTION 6.    CONDITIONS PRECEDENT
6.1.    Conditions Precedent to Closing. This Agreement shall become effective on the date (“Closing Date”) that each of the following conditions has been satisfied (or waived in accordance with Section 15.1.1(d)(i) hereof):
(a)    Each Loan Document shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto, and Parent, PHR, USOR, MCC, USOT and each Obligor shall be in compliance with all terms of each Loan Document to which it is a party.

(b)    Administrative Agent shall have received (i) acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, or arrangements reasonably satisfactory to the Administrative Agent for such filings and recordations shall have been made (and all filing and recording fees and taxes in connection therewith shall have been duly paid or arrangements reasonably satisfactory to the Administrative Agent for the payment of such fees and taxes shall have been made), and (ii) UCC and Lien searches and other evidence reasonably satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c)    Administrative Agent shall have received duly acknowledged and executed joinders to the Collateral Rights Agreement and the Intermediation Access Agreement.
(d)    Subject to Section 10.1.17, Administrative Agent shall have received duly executed Deposit Account Control Agreements on each Deposit Account (i) that is a collections account and (ii) as required by Section 8.5(b), Securities Account Control Agreements and agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Administrative Agent.
(e)    Administrative Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the Transactions, (i) the Borrowers and the Obligors, taken as a whole, are Solvent; (ii) no Default exists; (iii) the representations and warranties set forth in Section 9 and any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein); and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
(f)    Administrative Agent shall have received a certificate of a duly authorized officer of Parent, PHR, USOR, MCC, USOT and each Obligor, certifying (i) that attached copies of such Person’s Organic Documents, as applicable, are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents on behalf of such Person, as applicable. Administrative Agent may conclusively rely on this certificate until it is otherwise notified by such Person in writing.
(g)    Administrative Agent shall have received a written opinion of Porter Hedges LLP, as well as any local counsel to Parent, PHR, USOR, MCC, USOT and the Obligors, in form and substance satisfactory to Administrative Agent.
(h)    Administrative Agent shall have received copies of the charter documents of Parent, PHR, USOR, MCC, USOT and each Obligor, certified by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for Parent, PHR, USOR, MCC, USOT and each Obligor, issued by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization and each jurisdiction where such Person’s conduct of business or ownership of Property necessitates qualification.
(i)    Administrative Agent shall have received certificates of insurance for the insurance policies carried by Obligors, as well as all necessary endorsements naming Administrative Agent as an additional insured and lender loss payee with respect to the Collateral, as the case may be, all in compliance with the Loan Documents.
(j)    No event shall have occurred or circumstance exist since December 31, 2020 that has or could reasonably be expected to have a Material Adverse Effect and no material adverse change in the quality, quantity or value of any Collateral shall have occurred since December 31, 2020. Administrative Agent shall have completed its business, financial and legal due diligence of Obligors, including a field examination and inventory appraisal (other than with respect to refinery hydrocarbon inventory), with results satisfactory to Administrative Agent. No changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by Administrative Agent or the Lenders regarding Parent, PHR, USOR, MCC, USOT and the Obligors after the date such due diligence investigation has completed that (i) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) purports to materially adversely affect the Transactions.
(k)    Borrowers shall have paid all reasonable and documented fees and expenses to be paid to Administrative Agent and Lenders on the Closing Date (provided that invoices for expenses shall have been delivered to Borrower Agent one Business Day prior to the Closing Date).
(l)    Administrative Agent shall have received a certificate of a duly authorized Senior Officer of each Borrower demonstrating that upon giving effect to the issuance or deemed issuance of Letters of Credit, any borrowing of Loans on the Closing Date and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability (based on the Borrowing Base Report as of December 31, 2021, and after giving effect to the Transactions) shall be at least $20,000,000.
(m)    The Administrative Agent and Lenders shall be satisfied with the capital structure of the Company and its Subsidiaries.
(n)    Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by the Administrative Agent or the Lenders and any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered a Beneficial Ownership Certification in relation to such Borrower.
(o)    The Administrative Agent shall have received a Borrowing Base Report as of December 31, 2021.
6.2.    Conditions Precedent to All Credit Extensions. Administrative Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers, unless the Closing Date shall have occurred and the following conditions are satisfied (or waived in accordance with Section 15.1.1(d) hereof):
(a)    No Default or Event of Default shall exist at the time of, or result from, such funding or issuance;
(b)    The representations and warranties of Parent, PHR, each Future Intermediation Subsidiary and each Obligor in the Loan Documents to which they are a party shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date);
(c)    With respect to issuance of a Letter of Credit, the Issuing Bank shall have received an LC Request and LC Application at least three Business Days prior to the requested date of issuance and the LC Conditions shall have been satisfied; and
(d)    Administrative Agent shall have received a Notice of Borrowing with respect to the funding of any Loan.
Each request (or deemed request) by Borrowers for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance.
SECTION 7.    COLLATERAL
7.1.    Grant of Security Interest. To secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property of such Obligor, whether now owned or hereafter acquired, and wherever located:

(a)    all Accounts and CC Receivables (excluding Accounts and CC Receivables constituting identifiable proceeds of Notes/Term Collateral);
(b)    all Inventory;
(c)    all Investment Property, Chattel Paper, General Intangibles (excluding Intellectual Property), Documents, Commercial Tort Claims and Instruments, to the extent relating to the items in clauses (a) and (b);
(d)    all Deposit Accounts and Securities Accounts (excluding the Notes Proceeds Collateral Account), cash and Cash Equivalents;
(e)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and
(f)    all proceeds of (including proceeds of business interruption and other insurance), and Supporting Obligations (including Letter-of-Credit Rights) with respect to, any of the foregoing.
Notwithstanding anything herein to the contrary, in no event shall the security interest or Lien attach to, or the term “Collateral” be deemed to include, any Excluded Property. For the avoidance of doubt, the entirety of this Section 7 does not apply to PHR or any Future Intermediation Subsidiary.
7.2.    Lien on Deposit Accounts; Securities Accounts; Cash Collateral.
7.2.1.    Deposit Accounts; Securities Accounts. To further secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Administrative Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account and Securities Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account, in each case, except for the Notes Proceeds Collateral Account. Each Obligor hereby authorizes and directs each bank or other depository or securities intermediary to deliver to Administrative Agent, upon request of Administrative Agent, all balances in any Deposit Account and Securities Account maintained for such Obligor, without inquiry into the authority or right of Administrative Agent to make such request. Administrative Agent hereby agrees that it will not issue any such request unless an Event of Default has occurred and is continuing.
7.2.2.    Cash Collateral. Cash Collateral may be invested, at Administrative Agent’s discretion (and with the consent of Borrower Agent, as long as no Event of Default exists), but Administrative Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for the Obligations, each Obligor hereby grants to Administrative Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. After an Event of Default has occurred and is continuing, Administrative Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Administrative Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Administrative Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.
7.3.    Other Collateral.
7.3.1.    Certain After-Acquired Collateral. Obligors shall promptly notify Administrative Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of (a) Deposit Accounts (other than an Excluded Account), (b) Securities Accounts (other than Excluded Accounts), (c) Intellectual Property that is material to such Obligor’s business or (d) Chattel Paper, Documents, Instruments or Investment Property, in each case with an individual value of or face amount in excess of $1,000,000, and, upon Administrative Agent’s request, shall promptly take such actions as Administrative Agent deems appropriate to effect Administrative Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Administrative Agent’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Administrative Agent.
7.4.    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Administrative Agent or any other Secured Party to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.5.    Further Assurances. All Liens granted to Administrative Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Administrative Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Administrative Agent to file any financing statement that describes the Collateral of such Obligor and ratifies any action taken by Administrative Agent before the Closing Date to effect or perfect its Lien on any Collateral.
7.6.    Certain Limited Exclusions. (a) Notwithstanding Section 7.1, the Collateral shall not include, and no Obligor shall be deemed to have granted a security interest in, any of such Obligor’s right, title or interest in the following (collectively, the “Excluded Property”):
    (i) any Real Estate;

    (ii) any Equipment, Vehicles and rolling stock, and any accessories thereto;

    (iii) any lease, license, permit or agreement (referred to solely for purpose of this sub-clause (iii) as a “Contract”), in each case in existence on the date hereof or upon acquisition of the relevant Obligor party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principles of equity and only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under this Agreement); provided that: (A) rights to payment under any such Contract otherwise constituting Excluded Property shall be included in the Collateral to the extent permitted under such Contract or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (B) all proceeds paid or payable to the Company or any other Obligor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral;

(iv) Equity Interests;
(v) other Property to the extent the Administrative Agent determines that the cost of obtaining or perfecting a lien or security interest therein is excessive in relation to the benefit afforded to the Lenders thereby;

(vi) (1) Property subject to a purchase money security agreement or capital lease agreement evidencing or governing purchase money and capital lease obligations that are permitted to be incurred pursuant to the Loan Documents to the extent the granting of a security interest therein is validly prohibited thereby or otherwise requires consent (but only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents) and/or (2) any lease, license, permit or agreement, in each case in existence on the Closing Date or upon acquisition of the relevant Obligor party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law, the assignment of which is expressly deemed effective under the UCC or other Applicable Law notwithstanding such prohibition), but only so long as such restriction or consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents;
(vii) pledges and security interests prohibited or restricted by Applicable Law (including any requirement to obtain the consent of any Governmental Authority, unless such consent has been obtained

(it being understood that there shall be no obligation to obtain such consent)) (after giving effect to the applicable anti-assignment provisions of the UCC, the assignment of which is expressly deemed effective under the UCC or other Applicable Law notwithstanding such prohibition);
(viii) deposit accounts solely for the purpose of payroll and withholding tax and other fiduciary deposit accounts;
(ix) any assets (including Equity Interests) owned by a Foreign Subsidiary or an Unrestricted Subsidiary;

(x) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;
(xi) any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein are prohibited or restricted thereby;
(xii) any Intermediation Collateral;
(xiii) Letter-of-Credit Rights to the extent not perfected by the filing of a UCC financing statement; and
(xiv) Renewable Identification Numbers and other environmental credits, and any products or proceeds thereof.
(b) Obligors shall not be required to take any action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required).
7.7.    Collateral Rights Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by Administrative Agent hereunder are subject to the provisions of the Collateral Rights Agreement and any Intermediation Access Agreement. In the event of any conflict between the terms of the Collateral Rights Agreement or any Intermediation Access Agreement and this Agreement, the terms of the Collateral Rights Agreement or such any Intermediation Access Agreement shall govern and control.
SECTION 8.    COLLATERAL ADMINISTRATION
8.1.    Borrowing Base Reports. Borrowers shall deliver to Administrative Agent (and Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Report (i) as of the close of business of the previous month by the 20th day of each month, (ii) during any Borrowing Base Reporting Trigger Period, as of the close of business of the previous week by Wednesday of each week and (iii) at such other times as Administrative Agent may request after a Default or Event of Default has occurred and is continuing. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent. Administrative Agent may from time to time adjust any such report (a) to reflect Administrative Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.
8.2.    Accounts.
8.2.1.    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request. Each Borrower shall also provide to Administrative Agent, on or before the 20th day of each month and, during any Borrowing Base Reporting Trigger Period, by Wednesday of each week, a detailed aged trial balance of all Accounts as of the end of the preceding month and, during any

Borrowing Base Reporting Trigger Period, as of the end of the preceding week, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Administrative Agent may reasonably request; provided that Administrative Agent and the Lenders understand that information delivered during a Borrowing Base Reporting Trigger Period may be preliminary and subject to customary month-end adjustments. If any Account in an aggregate face amount of $1,000,000 or more ceases to be an Eligible Accounts Receivable, Borrowers shall notify Administrative Agent of such occurrence promptly (and in any event within two Business Days) after any Borrower has knowledge thereof.
8.2.2.    Taxes. If an Account of any Borrower includes a charge for any Taxes, Administrative Agent is authorized, during the continuance of an Event of Default, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Administrative Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
8.2.3.    Account Verification. Whether or not a Default or an Event of Default has occurred and is continuing, Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4.    Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Administrative Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing Administrative Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Administrative Agent during any Sweep Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Administrative Agent may, during any Sweep Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Administrative Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5.    Proceeds of Collateral. Borrowers shall request in writing and otherwise take all reasonably necessary steps to ensure that all payments on Accounts or otherwise relating to the Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Restricted Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
8.3.    Proceeds of Notes/Term Collateral. Identifiable proceeds of Asset Dispositions of Notes/Term Collateral, and identifiable proceeds of insurance resulting from casualty of the Notes/Term Collateral and of awards arising from condemnation of the Notes/Term Collateral to the extent deposited in the Notes Proceeds Collateral Account, (i) may not be commingled with any other funds and (ii) shall at all times remain segregated funds, separate and apart from any other funds of the Borrowers and their Subsidiaries.
8.4.    Equipment.
8.4.1.    Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof.
8.4.2.    Condition of Equipment. With respect to the Obligors’ obligations in connection with the operation of their business, the Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of such Equipment is preserved at all times, reasonable wear and tear excepted.
8.5.    Deposit Accounts; Securities Accounts. (a) Schedule 8.5 sets forth all Deposit Accounts and Securities Accounts maintained by Borrowers and other Obligors, including all Dominion Accounts as of the Closing Date. Each Borrower and other Obligors shall take all actions necessary to establish Administrative Agent’s control of each such Deposit Account (i) that is a collections account and (ii) as required by Section 8.5(b) and each such Securities Account and each new Deposit Account and Securities Account opened after the Closing Date (other than (A) accounts exclusively used for payroll, withholding tax and other fiduciary deposit accounts and (B) accounts containing not more than $25,000 individually and $500,000 in the aggregate for all such accounts at any time (each an “Excluded Account” and collectively for all such accounts in clauses (A) and (B) above, the “Excluded Accounts”)). Each Borrower and each other Obligor shall be the sole account holder of each Deposit Account and Securities Account and shall not allow any other Person (other than Administrative Agent,) to have control over a Deposit Account or a Securities Account (other than the Notes Proceeds Collateral Account) or any Property deposited therein. Each Borrower and each other Obligor shall promptly notify Administrative Agent of any opening or closing of a Deposit Account or a Securities Account (other than an Excluded Account) and, with the consent of Administrative Agent, will amend Schedule 8.5 to reflect same. Each Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to lockboxes and Dominion Accounts maintained pursuant to and in accordance with Section 8.2.4, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a lockbox) into one or more Dominion Accounts. All Net Proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Dominion Accounts.
(b)    Until Full Payment of the Obligations, each Borrower and the other Obligors shall cause all funds or other property of such Borrower or Obligor maintained in any Deposit Accounts or Securities Accounts to be solely maintained in Deposit Accounts or Securities Accounts held with Bank of America, N.A. or any of its Affiliates, except for (i) Excluded Accounts and (ii) other operating and Deposit Accounts maintained with Wells Fargo Bank, National Association and financial institutions located in Hawaii with whom the Obligors currently have accounts, with an aggregate average monthly balance for all such accounts not to exceed $15,000,000; provided that the Administrative Agent may increase such $15,000,000 threshold or approve additional financial institutions located in Hawaii in its sole discretion. At all times starting on the Closing Date, all operating and Deposit Accounts described in sub-clause (ii) above shall be subject to a Deposit Account Control Agreement.
8.6.    General Provisions.
8.6.1.    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by the Borrowers at locations owned or leased by an Obligor, at customer locations or at manufacturer locations or other locations for the purposes of repair or servicing of such Collateral, except that the Borrowers may make sales or other dispositions of Collateral in accordance with Section 10.2.8.
8.6.2.    Insurance of Collateral; Condemnation Proceeds
(a)    Each Obligor shall maintain insurance with respect to the Collateral in accordance with Section 10.1.8. From time to time upon request, the Borrowers shall provide Administrative Agent with reasonably detailed information as to the insurance so carried; provided, that if Real Estate secures any Obligations at any time, flood hazard diligence, documentation and insurance shall comply with all applicable Flood Laws or otherwise shall be reasonably satisfactory to all Lenders. Unless Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Administrative Agent as lender loss payee in respect of the property insurance policies relating to the Collateral and additional insured in respect of the liability insurance policies, as applicable; (ii) requiring 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim with respect to Collateral, as long as the proceeds are used to repay the Loans. If an Event of Default exists only Administrative Agent shall be authorized to settle, adjust and compromise such claims.
(b)    Any proceeds of insurance with respect to any Collateral (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Administrative Agent.
8.6.3.    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
8.6.4.    Defense of Title. Each Obligor shall defend its title to Collateral and Administrative Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.7.    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Borrower’s and such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Administrative Agent, or Administrative Agent’s designee, may, without notice and in either its or a Borrower’s or an Obligor’s name, but at the cost and expense of the Borrowers and the other Obligors:
(a)    Endorse any Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent’s possession or control; and
(b)    During an Event of Default to the extent any of the following relate to the Collateral, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Administrative Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to any Obligor, and notify postal authorities to deliver any such mail to an address designated by Administrative Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Administrative Agent deems appropriate to fulfill an Obligor’s obligations under the Loan Documents.
SECTION 9.    REPRESENTATIONS AND WARRANTIES
9.1.    General Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants, as applicable, that:
9.1.1.    Organization; Powers. PHR, each Future Intermediation Subsidiary, each Borrower and each of its Restricted Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such qualifications, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. None of PHR, any Future Intermediation Subsidiary or any Obligor is an EEA Financial Institution.
9.1.2.    Authority; Enforceability. The Transactions are within PHR’s, any Future Intermediation Subsidiary’s and each Obligor’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors or other governing body of PHR, any Future Intermediation Subsidiary, any Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which PHR, any Future Intermediation Subsidiary and an Obligor is a party has been duly executed and delivered by such Person and constitutes a legal, valid and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
9.1.3.    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or other equity holders or any class of directors or other governing body, whether interested or disinterested, of PHR, any Future Intermediation Subsidiary, any Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Documents as required by this Agreement, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or could, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Sanctions or Applicable Law or any Organic Documents of PHR, any Future Intermediation Subsidiary, any Borrower or any Restricted Subsidiary, or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by any Borrower, any Restricted Subsidiary, any Future Intermediation Subsidiary or PHR and (d) will not result in the creation or imposition of any Lien on any Property of PHR, any Future Intermediation Subsidiary, any Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).
9.1.4.    Financial Condition; No Material Adverse Effect.
(a)     The Borrower Agent has heretofore furnished to Administrative Agent and the Lenders (a) the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries as of and for the Fiscal Year ended December 31, 2020, reported on by Deloitte & Touche LLP, independent public accountants and (b) consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Quarter ended September 30, 2021. Such financial statements are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries (mutatis mutandis) as of such date and for such period in accordance with GAAP.
(b)    Since December 31, 2020, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    No Borrower nor any Restricted Subsidiary has, on the date hereof after giving effect to the Transactions, any Material Debt (including Disqualified Capital Stock) or any Contingent Obligations, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for this Agreement, the Secured Notes under the Secured Notes Indenture, the Term Loan Agreement or as shown on Schedule 9.1.4.

9.1.5.    Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened in writing against or affecting PHR, any Future Intermediation Subsidiary, the Borrowers or any Restricted Subsidiary or any of their respective Properties (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
9.1.6.    Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts Receivable, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account shown as an Eligible Accounts Receivable in a Borrowing Base Report, that:
(a)    it is genuine and in all material respects what it purports to be;
(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)    it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Administrative Agent on request;
(d)    it is not subject to any offset, Lien (other than Liens in favor of Administrative Agent), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
(e)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Administrative Agent hereunder; and
(g)    to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
9.1.7.    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the Borrowers and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with applicable Environmental Laws;
(b)    the Borrowers and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with such Environmental Permits being currently in full force and effect, and none of the Borrowers nor the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit is likely to be revoked, suspended or adversely modified or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;
(c)    there are no claims, demands, suits, orders, inquiries, investigations, written requests for information or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to any

Borrower’s knowledge, threatened against any Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties and no Borrower or Subsidiary has received any Environmental Notice;
(d)    none of the Properties of any Borrower or any Subsidiary contain or to any Borrower’s knowledge have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;
(e)    there has been no Release or, to any Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrowers, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property in quantities or concentrations that would require remediation;
(f)    neither any Borrower nor any Restricted Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Borrower’s or any Subsidiary’s Properties and, to the Borrowers’ knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and
(g)    there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrowers’ or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation and, to the Borrowers’ knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.
9.1.8.    Surety Obligations. No Borrower or Restricted Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.9.    Compliance with the Laws and Agreements; No Defaults.
(a)    Each Borrower and each Subsidiary is in compliance, and its Properties and business operations are in compliance, with all Applicable Laws (including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes), and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so (other than failure to comply with Anti-Terrorism Laws), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.
(b)    None of the Borrowers or any Restricted Subsidiary is in default, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Borrower or a Restricted Subsidiary to redeem, prepay or make any offer to redeem or prepay, under any indenture, note, credit agreement, instrument or other agreement pursuant to which any Material Debt is outstanding or by which, any Borrower or any Restricted Subsidiary or any of their Properties is bound.
(c)    No Default has occurred and is continuing.
9.1.10.    Investment Company Act, etc. None of PHR, any Future Intermediation Subsidiary or any Obligor is (a) an “investment company” or a company “controlled” by an

“investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.11.    Taxes. Each Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all income and other material tax returns and reports required to have been filed and has paid or caused to be paid all income and other material Taxes required to have been paid by it, except to the extent being Properly Contested. The charges, accruals and reserves on the books of each Borrower and its Restricted Subsidiaries in respect of Taxes are adequate for any Taxes properly accrued but not yet due as of the applicable dates of such books. There are no Liens relating to Taxes other than Excepted Liens.
9.1.12.    ERISA. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)     the Borrowers, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan;
(b)    no ERISA Event has occurred or is reasonably expected to occur and each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code;
(c)    no act, omission or transaction has occurred which could result in imposition on any Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA;
(d)    full payment when due has been made of all amounts which the Borrowers, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or Applicable Law to have paid as contributions to such Plan as of the date hereof; and
(e)    neither the Borrowers, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by a Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
9.1.13.    Governmental Approvals. Each Borrower and Restricted Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Restricted Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.1.14.    Disclosure; No Material Misstatements. PHR, USOR, USOT, MCC and the Borrowers have disclosed or made available for disclosure to Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which PHR, USOR, USOT, MCC, the Company or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of PHR, USOR, USOT, MCC, the Borrowers or any Restricted Subsidiary to Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
9.1.15.    Insurance. The Borrowers have, and have caused all of their Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). Administrative Agent has been named as additional insured in respect of such liability insurance policies, and Administrative Agent has been named as lender loss payee with respect to property loss insurance for all items of Collateral.
9.1.16.    Burdensome Contracts. No Borrower or Restricted Subsidiary is party or subject to any Restrictive Agreement, except for restrictions under instruments creating Permitted Liens, but then only on the Property subject of such Lien or as shown on Schedule 9.1.16. No Restrictive Agreement (including for this purpose the Secured Notes Indenture, the Term Loan Agreement and agreements providing for any Intermediation Facility) prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.17.    Restriction on Liens. Neither any Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than (a) Purchase Money Debt permitted by Section 10.2.1(c), but then only on the Property subject of such Purchase Money Debt, and (b) restrictions under instruments creating Permitted Liens, but then only on the Property subject of such Lien), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to Administrative Agent on or in respect of their Properties to secure the Obligations and the Loan Documents.
9.1.18.    Capital Structure. Schedule 9.1.18 shows, for each Borrower and each of its Subsidiaries, its jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests (other than the holders of the Equity Interests in the Company), and agreements binding on such holders with respect to such Equity Interests, in each case as of the Closing Date. Except as disclosed on Schedule 9.1.18, in the five years preceding the Closing Date, no Borrower or Restricted Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Restricted Subsidiaries, subject only to the Secured Notes Collateral Trustee’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Restricted Subsidiary (other than relating to Equity Interests in the Company).
9.1.19.    Location of Business and Offices. Schedule 9.1.19 shows, as of the Closing Date, the name of each Obligor as listed in the public records of its jurisdiction of organization, such Obligor’s organizational identification number in its jurisdiction of organization, and the address for such Obligor’s principal place of business and chief executive office.
9.1.20.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between the Borrowers and their Restricted Subsidiaries, taken as a whole on one hand, and any customer or supplier, or any group of customers or suppliers, on the other hand, who individually or in the aggregate are material to the business of such Borrower and its Restricted Subsidiaries, taken as a whole, except in each case, as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower or Restricted Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
9.1.21.    Properties; Titles, Intellectual Property; Licenses; Etc.
(a)    Each Borrower and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its material real and personal Property that constitutes Collateral free and clear of all Liens except Permitted Liens. All

Liens of Administrative Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Administrative Agent’s Liens.
(b)    All material leases, easements, rights of way and other agreements necessary for the conduct of the business of the Borrowers and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Each Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property material to its business, and to the Borrowers’ knowledge, the use thereof by such Borrower and such Restricted Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Restricted Subsidiary or any of their Property (including any Intellectual Property) that could reasonably be expected to result in a Material Adverse Effect. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Restricted Subsidiary as of the Closing Date is shown on Schedule 9.1.21.
9.1.22.    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Properties owned, leased or used by the Borrowers and their Restricted Subsidiaries that are necessary to or useful in the conduct of their businesses are in good operating condition and repair, subject to ordinary wear and tear.
9.1.23.    Payable Practices. No Borrower or Restricted Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.24.    Hedging Agreements. Schedule 9.1.24, as of the Closing Date, sets forth, a true and complete list of all Hedging Agreements of the Borrowers and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), the counterparty to each such agreement and whether such Hedging Agreements are secured hereunder or under the Secured Notes Indenture.
9.1.25.    Security Documents.
(a)    The provisions of this Agreement are effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral described herein, and (i) when financing statements and other filings in appropriate form are filed in the offices set forth on Schedule 9.1.25(a) and (ii) upon the taking of possession or control by Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Administrative Agent to the extent possession or control by Administrative Agent is required by this Agreement), the Liens created by this Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens.
(b)     Each Security Document delivered pursuant to Section 7.4, Section 7.6 or Section 10.1.13, upon execution and delivery thereof, is effective to create in favor of Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under Applicable Law or possession or control is conferred to Administrative Agent, such Security Document will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens.

9.1.26.    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to pay fees and transaction expenses in connection with the Transactions, to refinance the existing Debt of the Borrowers and their Subsidiaries, to pay fees, expenses, premiums, and prepayment penalties incurred in respect of the refinancing above, to pay Obligations in accordance with this Agreement and for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes of Borrowers and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Borrowers and their Subsidiaries. The Borrowers and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Loan or Letter of Credit will be used, whether immediate, incidental or ultimate, to buy or carry, or to reduce or refinance any Debt incurred to buy or carry, Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.27.    Solvency. Each of the Borrowers is Solvent and the Obligors, taken as a whole, are Solvent. None of PHR, any Future Intermediation Subsidiary or any Obligor is planning to take any action described in Section 12.1(h).
9.1.28.    Common Enterprise. Each Borrower and Restricted Subsidiary and their business operations are closely integrated with one another into a single, interdependent and collective, common enterprise so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be to the direct benefit of the others. The Borrowers and their Restricted Subsidiaries intend to render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).
9.1.29.    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by any Borrower or any Restricted Subsidiary with respect to the Transactions.
9.1.30.    Employee Matters. As of the Closing Date, (a) neither any Borrower nor any Restricted Subsidiary, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of any Borrower or any Restricted Subsidiary, contemplated with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower or any Restricted Subsidiary, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Borrower, threatened between any Borrower or any Restricted Subsidiary and its respective employees.
9.1.31.    Anti-Corruption Laws. The Borrowers have developed and implemented and maintain in effect internal controls, policies and procedures, management oversight, monitoring, audit and training designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions. The Borrowers, their Subsidiaries and, to the knowledge of the Borrowers, their respective officers, employees, directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrowers, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of any Borrower, any employee or agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or otherwise subject to Sanctions. No Borrowing or Letter of Credit, use of proceeds or other transaction will violate Anti-Corruption Laws or applicable Sanctions.
9.1.32.    OFAC. None of the Borrowers or their Subsidiaries or, to the knowledge of any Borrower or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.2.    Complete Disclosure. No Loan Document or financial statement delivered to Administrative Agent and the Lenders contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Administrative Agent in writing that could reasonably be expected to have a Material Adverse Effect. The financial statements of the Parent and its Subsidiaries, and of the Company and its Consolidated Subsidiaries, as applicable hereafter delivered to Administrative Agent and Lenders under this Agreement are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations as of the date and for the period set forth therein in accordance with GAAP. All projections delivered from time to time to Administrative Agent and Lenders have been prepared in good faith, based on assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by Administrative Agent and the Lenders that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1.    Affirmative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Restricted Subsidiaries or Subsidiaries, as applicable) and each Restricted Subsidiary by its execution of this Agreement, covenants and agrees with the Administrative Agent, Issuing Banks and the Lenders that:
10.1.1.    Inspections; Appraisals.
(a)    Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent from time to time, subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or any Restricted Subsidiary, inspect, audit and make extracts from any Borrower’s or Restricted Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Restricted Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower or any of its Subsidiaries. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Administrative Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.
(b)    Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent to (i) examine any Borrower’s or Restricted Subsidiary’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate (other than with respect to refinery hydrocarbon inventory), and each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent to (ii) examine any Borrower’s or Restricted Subsidiary’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate, including field collection examinations (which examinations shall be limited to (A) one time per Loan Year or (B) two times per Loan Year if the second examination is initiated on the day that Availability for a period of three (3) consecutive Business Days is less than the greater of (1) $9,000,000 and (2) 15% of the Borrowing Base on such day) and inventory appraisals (other than with respect to refinery hydrocarbon inventory) at the discretion of the Administrative Agent; provided, however, that none of the foregoing limits shall apply if an examination or appraisal is initiated during a Default. Each Borrower shall, and shall cause each Restricted Subsidiary to, reimburse Administrative Agent for all reasonable and documented charges, costs and expenses of Administrative Agent in connection with foregoing examinations and appraisals (including any inspections made pursuant to Section 10.1.1(a)), and Borrowers agree to pay Administrative Agent’s then standard charges for examination activities, including reasonable and documented charges for Administrative Agent’s internal examination and appraisal groups, as well as the reasonable and documented charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business (i) until completion of applicable field examinations and appraisals (which shall not be included in the limits of provided above) satisfactory to Administrative Agent or (ii) as agreed to by the Administrative Agent in its sole discretion.
10.1.2.    Financial Statements; Other Information. The Borrowers will furnish to Administrative Agent for prompt delivery to the Lenders (the documents required to be delivered pursuant to clauses (a), (b) and (c) below shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov):
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than ninety (90) days after the end of each Fiscal Year of the Parent (commencing with the Fiscal Year ended December 31, 2021), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and the related unaudited consolidating balance sheet and related statement of operations, and such additional information as may be sufficient to calculate the Borrower Group Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio, in each case, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year. The Parent will include an additional summary presentation, either on the face of the audited financial statements, in the footnotes thereto, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” filed in its Annual Report on Form 10-K, of the financial condition and results of operations of the Company and its Consolidated Subsidiaries separate from the financial condition and results of operations of the Parent or any other direct or indirect parent of the Company and/or the Unrestricted Subsidiaries of the Company, as applicable.
(b)    Quarterly Financial Statements. As soon as available, but not later than sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, the Company’s and its Consolidated Subsidiaries’ internally prepared consolidated and consolidating balance sheet and related statement of operations, and such additional information as may be sufficient to calculate the Borrower Group Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio, in each case, as of the end of such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Senior Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.
(c)    Monthly Financial Statements. During a Financial Reporting Trigger Period, as soon as available, but in any event not later than (i) sixty (60) days after the end of each month that is the end of each Fiscal Quarter of the Company and (ii) thirty (30) days after the end of each other month of each Fiscal Year of the Company, its consolidated and consolidating balance sheet and related statement of operations, and such additional information as may be sufficient to calculate the Borrower Group Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio, in each case as of the end of such month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Senior Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.
(d)    Annual Financial Projections. Not later than sixty (60) days after the end of each Fiscal Year, an annual business plan, budget and projections of Company’s consolidated balance sheet and related statement of operations, and such additional information as may be sufficient to calculate the Borrower Group Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio and Availability for the next Fiscal Year, quarter by quarter.
(e)    Certificate of Senior Officer – Compliance. Concurrently with any delivery of financial statements under Section 10.1.2(a), Section 10.1.2(b) and, if applicable, Section 10.1.2(c), a Compliance Certificate.

(f)    Certificate of Insurer/Broker – Insurance Coverage. Concurrently with any delivery of financial statements under Section 10.1.2(a), a certificate of insurance coverage from each insurer or insurance broker with respect to the insurance required by Section 10.1.8, in form and substance reasonably satisfactory to the Administrative Agent.
(g)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to Parent, any Borrower or any Restricted Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of Parent, any such Borrower or any such Restricted Subsidiary, and a copy of any response by Parent, any such Borrower or any such Restricted Subsidiary, or the board of directors or other governing body, as applicable, of Parent, any such Borrower or any such Restricted Subsidiary, to such letter or report.
(h)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent, the Company or any Restricted Subsidiary with the SEC, or with any national or foreign securities exchange (except standard and customary correspondence), or distributed by Parent to its shareholders generally, as the case may be.
(i)    Default Notices Under Material Contracts. Promptly after the furnishing thereof, copies of any notice of Default furnished to or by any Person pursuant to the terms of any Material Contract.
(j)    Information Regarding Obligors. Prompt written notice (and in any event not less than ten (10) Business Days prior thereto (or such shorter period as may be agreed by Administrative Agent in its sole discretion)) of any change (i) in any Obligor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Obligor’s chief executive office or principal place of business, (iii) in any Obligor’s identity or corporate structure, (iv) in any Obligor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, (v) in any Obligor’s federal taxpayer identification number and (vi) in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
(k)    Notices of Certain Changes. Promptly, but in any event within ten (10) Business Days after the execution thereof (or such other period as may be agreed by Administrative Agent in its sole discretion), copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organic Document of Parent, PHR, any Borrower, any Restricted Subsidiary or any Future Intermediation Subsidiary.
(l)    Trade Payables. At Administrative Agent’s request, a listing of each Borrower’s or Restricted Subsidiary’s trade payables specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Administrative Agent.
(m)    Other Requested Information. Promptly following any written request therefor, such other information regarding the operations, business affairs, Collateral and financial condition of Parent, PHR, any Future Intermediation Subsidiary, any Borrower or any Restricted Subsidiary or any other Obligor (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.
10.1.3.    Notices of Material Events. The Borrowers will furnish to Administrative Agent (for prompt delivery to the Lenders) prompt written notice of the following (the filing of a report on Form 8-K with the SEC about the occurrence of an event described in clause (f) below shall constitute Borrowers’ prompt written notice to Administrative Agent):
(a)     the occurrence of any Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof not previously disclosed in writing to Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent) that, in either case, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $10,000,000;
(d)    any material change in account policies or financial reporting practices by any Obligor;
(e)    receipt of any Environmental Notice;
(f)    the closure of any Refinery or a cessation of a material portion of the business activities of the Borrowers and their Restricted Subsidiaries, taken as a whole; and
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 10.1.3 shall be accompanied by a statement of a Senior Officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
10.1.4.    Existence; Conduct of Business. PHR, each Future Intermediation Subsidiary, and each Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, including, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so maintain such qualification to do business in each other jurisdiction, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 10.2.7.
10.1.5.    Payment of Tax Liabilities. Each Borrower will, and will cause each Restricted Subsidiary to, pay its income and other material Taxes before the same shall become delinquent or in default, except where such Taxes are being Properly Contested.
10.1.6.    Performance of Obligations under Loan Documents. The Borrowers will repay the Loans according to the reading, tenor and effect thereof, and PHR, each Future Intermediation Subsidiary and each Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.
10.1.7.    Operation and Maintenance of Properties. Each Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:
(a)    operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, including, without limitation, applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(b)    preserve, maintain and keep in good repair, condition and working order (ordinary wear and tear excepted) all Property material to the conduct of its business, including, without limitation, all equipment, machinery and facilities.
10.1.8.    Insurance.
(a)    The Borrowers will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). The loss payable clauses or provisions in any insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to Administrative Agent as its interests may appear and such policies shall name Administrative Agent as an “additional insured” and “lender loss payee”, as applicable, and provide that the insurer will give at least thirty (30) days’ prior notice of any cancellation to Administrative Agent.
(b)    If any building secures any Obligations and is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), each Borrower will, and will cause each Restricted Subsidiary to, obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with Applicable Law (including any applicable Flood Laws).
10.1.9.        Books and Records. Each Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.
10.1.10.         Compliance with Laws. The Borrowers will, and will cause each Subsidiary to, comply with all Applicable Laws, including FLSA, OSHA, Environmental Laws, Anti-Terrorism Laws, Anti-Corruption Laws and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary for the ownership or operation of its Properties or conduct of its business, except where the failure to do so (other than with respect to Anti-Terrorism Laws or Anti-Corruption Laws), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
10.1.11.         Compliance with Material Contracts. Each Borrower will, and will cause each Restricted Subsidiary, PHR and each Future Intermediation Subsidiary to, comply with all Material Contracts, except to the extent that such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
10.1.12.         Environmental Matters.
(a)     Except for matters that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with applicable Environmental Laws; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of such Borrower’s or its Subsidiaries’ Properties except in compliance with applicable Environmental Laws; (iii) timely obtain or file and maintain in full force and effect, and shall cause each Subsidiary to timely obtain or file and maintain in full force and effect, all Environmental Permits required under applicable Environmental Laws in connection with the operation or use of such Borrower’s or its Subsidiaries’ Properties or business; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties; and (v) conduct, and cause each of its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation under any Environmental Law.
(b)    The Borrowers will promptly, but in no event later than ten (10) Business Days after the receipt of notice by any member of the executive management team of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any Release of Hazardous Materials, any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Borrower or any Restricted Subsidiary or their Properties of which any Borrower has knowledge in connection with any Environmental Laws if any Borrower could reasonably anticipate that such action will result in liability in excess of $5,000,000, not fully covered by insurance, subject to normal deductibles.
10.1.13.         Future Subsidiaries. The Borrowers will promptly notify Administrative Agent upon any Person becoming a Subsidiary (including via a Division) and, if such Person is not an Excluded Subsidiary, cause it within 30 days after such Person becomes a Subsidiary (or such longer period as may be agreed by the Administrative Agent in its sole discretion), to become a borrower under this Agreement (subject to the Administrative Agent’s prior written consent, not to be unreasonably withheld or delayed) or to guaranty the Obligations in a manner reasonably satisfactory to Administrative Agent, and (except in the case of a Future Intermediation Subsidiary) to execute and deliver such documents, instruments and agreements and to take such other actions as Administrative Agent shall reasonably require to evidence and perfect a Lien in favor of Administrative Agent on the Collateral of such Person, including delivery of such legal opinions (including in the case of the guaranty by any Future Intermediation Subsidiary), in form and substance reasonably satisfactory to Administrative Agent, as it shall deem appropriate. Notwithstanding anything in this Agreement to the contrary, the Company shall not permit any Subsidiary to guarantee the Secured Notes or the Term Loan unless such Subsidiary is a Guarantor and provides a Guaranty with respect to the Obligations.
10.1.14.        ERISA Compliance.
(a)    Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrowers will promptly furnish and will cause the Restricted Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Senior Officer of the Borrower, such Restricted Subsidiary or such ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, such Restricted Subsidiary or such ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.
(b)    Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower will ensure that neither it nor any of its Subsidiaries, at any time:
    (i)    engages in, or permits any ERISA Affiliate to engage in, any transaction in connection with which a Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.
    (ii)    fails to make, or permits any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Applicable Law, a Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.
    (iii)    contributes to or assumes an obligation to contribute to, or permits any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) other than such plan that is or was in effect on any date preceding the Closing Date, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
10.1.15.        Compliance with Terms of Leaseholds. Each Borrower will, and will cause all of its Restricted Subsidiaries to, make all payments and otherwise perform all obligations in respect of all material leases of real property to which any Borrower or any of its Restricted Subsidiaries is or is to be a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
10.1.16.        Licenses Affecting Collateral. Borrowers will (a) keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of each Borrower and its Restricted Subsidiaries in full force and effect, except where failure to have such License in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (b) promptly notify Administrative Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date (or such shorter period as may be agreed by Administrative Agent in its sole discretion); (c) pay all Royalties when due except to the extent they are being Properly Contested; and (d) notify Administrative Agent of any default or breach asserted by any Person to have occurred under any License.
10.1.17.    Post-Closing Undertakings. Borrowers will, and will cause each other Obligor to, comply with the requirements set forth on Schedule 10.1.17 within the time periods set forth therein (as any such period may be extended by Administrative Agent in its sole discretion).
10.1.18.    Landlord and Storage Agreements. Upon the reasonable request of Administrative Agent, the Borrowers shall, and shall cause each of their Restricted Subsidiaries to, provide to the Administrative Agent, copies of all material lease, storage, pipeline and similar agreements and material amendments and modifications thereto, between any Borrower or any Restricted Subsidiary and any landlord, warehouseman, processor, shipper, bailee or other Person that owns or operates any premises or facility where any Borrowing Base Assets are located.
10.2.    Negative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Restricted Subsidiaries or Subsidiaries, as applicable) and each Restricted Subsidiary by its execution of this Agreement, covenants and agrees with the Administrative Agent, Issuing Banks and the Lenders that:
10.2.1.    Debt. It will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, guarantee or suffer to exist any Debt, except:
(a)    the Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Obligations arising under the Loan Documents;
(b)    accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the Ordinary Course of Business to the extent, in each case, not past due for more than sixty (60) days after the date on which such accounts payable, accrued expenses, liabilities or other obligations were created or incurred unless being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c)    Permitted Purchase Money Debt;
(d)    Debt arising from performance or appeal bonds or surety obligations required by Applicable Law in connection with the operation of the Properties of any Borrower or any Restricted Subsidiary and in the Ordinary Course of Business;
(e)    to the extent permitted by Section 10.2.4(d) and with respect to Foreign Subsidiaries, Section 10.2.4(k),

(i) intercompany Debt between the Borrowers, between any Borrower and any Restricted Subsidiary (other than Excluded Subsidiaries) or between Restricted Subsidiaries (other than Excluded Subsidiaries); provided, that all such Debt (other than sales of Hydrocarbons in the Ordinary Course of Business) shall be (A) evidenced by a master intercompany note, in form and substance reasonably satisfactory to Administrative Agent (the “Intercompany Note”), and (B) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note,
(ii) intercompany Debt owing by any Borrower or any Restricted Subsidiary to any Excluded Subsidiary, PHR or any Future Intermediation Subsidiary, provided that such Debt is evidenced by the Intercompany Note to which such Excluded Subsidiary, PHR or any Future Intermediation Subsidiary is a party and is unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note or
(iii) intercompany Debt owing by an Excluded Subsidiary to any Borrower or a Restricted Subsidiary, provided that such Debt is evidenced by an Intercompany Note;
(f)    Debt incurred in connection with Environmental and Necessary Capex in an amount not to exceed the greater of $50,000,000 and 2.0% of Consolidated Net Tangible Assets (as defined in the Secured Note Indenture) at the time incurred, at any time outstanding in the aggregate;
(g)    Debt owing to insurance companies (or their affiliates) or to finance companies, to finance insurance premiums payable to insurance companies in connection with insurance policies purchased by a Borrower or a Restricted Subsidiary in the Ordinary Course of Business;
(h)    (i) Debt with respect to the Secured Notes issued pursuant to the Existing Indenture in an aggregate principal amount not to exceed $296,000,000 and Debt with respect to the Secured Notes issued pursuant to the 2026 Notes Indenture in an aggregate principal amount not to exceed $68,250,000, (ii) Debt with respect to the Term Loan in an aggregate principal amount not to exceed $212,500,000 plus additional principal amounts that are permitted to be incurred under the Term Loan Agreement (as such agreement is in effect on the Closing Date, and without giving effect to any subsequent amendments thereto), (iii) Debt constituting Pari Passu Lien Hedge Agreements (as defined in and permitted under the Secured Notes Indenture) and guarantees thereof and (iv) Debt with respect to Secured Notes issued after the Closing Date, subject to such Secured Notes being permitted under the Secured Notes Indenture;
(i)    Borrowed Money set forth on Schedule 10.2.1(i), but only to the extent outstanding on the Closing Date;
(j)    Debt with respect to Bank Products incurred in the Ordinary Course of Business; provided that any Bank Products constituting Hedging Agreements are permitted by Section 10.2.13;
(k)    Debt that is in existence when a Person becomes a Restricted Subsidiary or that is secured by an asset (other than Accounts) when acquired by a Borrower or a Restricted Subsidiary (in each case other than an Intermediation Facility), as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and as long as such Debt (i) was assumed by a Borrower or a Restricted Subsidiary in connection with a Permitted Acquisition or (ii) is in an aggregate principal amount for all such Debt not to exceed $10,000,000;
(l)    Permitted Contingent Obligations;
(m)    Refinancing Debt (other than an Intermediation Facility) as long as each Refinancing Condition is satisfied;
(n)    Permitted Unsecured Debt that is contractually subordinated to the Obligations in an aggregate principal amount not to exceed $50,000,000;

(o)    the unsecured guarantee by the Company of (i) the MLC Intermediation Agreement and (ii) any other Intermediation Facility on substantially the same terms as its unsecured guarantee of the J. Aron Intermediation Agreement in effect on the Closing Date;
(p)    obligations relating to net Hydrocarbon balancing positions arising in the Ordinary Course of Business;
(q)    [Reserved];
(r)    Debt under any Sale and Leaseback Transaction in an aggregate principal amount not to exceed the greater of (a) $35,000,000 and (b) 5.0% of the Company’s Consolidated Net Tangible Assets (as defined in the Secured Notes Indenture) and any refinancing, refunding, renewal or extension of any such Debt; provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Debt is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Debt are not changed;
(s)    Debt incurred for the purpose of financing all or any part of any real property and improvements (whether for acquisition, construction, improvement, refinancing or otherwise), and any amendments, renewals, extensions, refundings, restructurings, replacements or refinancings of such Debt, in whole or in part, as long as the aggregate amount of such Debt (together with the aggregate amount of Debt incurred as Permitted Purchase Money Debt) does not exceed the greater of (a) $35,000,000 and (b) 5.0% of the Company’s Consolidated Net Tangible Assets (as defined in the Secured Notes Indenture) at any time;
(t)    Any guaranty by any Borrower of any Debt incurred by any other Borrower that is permitted pursuant to this Section 10.2.1; and
(u)    Debt incurred for the purpose of financing Renewable Identification Numbers and other environmental credits, and any amendments, renewals, extensions, refundings, restructurings, replacements or refinancings of such Debt, so long as such Debt shall (x) not contain covenants that, taken as a whole, are more restrictive than those contained herein, as determined by Borrowers in good faith, (y) not restrict the Borrowers or any of the Obligors from incurring or repaying the Obligations arising under the Loan Documents or granting, conveying, creating or imposing Liens to secure the Obligations and (z) not be secured by a Lien on any asset or property other than the financed Renewable Identification Numbers and other environmental credits, and proceeds and products thereof.
10.2.2.    Liens. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except the following (collectively, “Permitted Liens”):
(a)    Liens securing the payment of any Obligations pursuant to the Loan Documents;
(b)    Excepted Liens;
(c)    Purchase Money Liens securing Permitted Purchase Money Debt;
(d)    Liens on property (other than Accounts) existing at the time such property is acquired by a Borrower or a Restricted Subsidiary of a Borrower; provided that (i) such Liens were not created in contemplation of such acquisition, (ii) such Liens do not extend to any assets other than those being acquired by such Borrower or such Restricted Subsidiary and (iii) the applicable Debt secured by such Lien is permitted under Section 10.2.1(k);
(e)    any interest or title of a lessor under any lease or sublease entered into by any Borrower or any Restricted Subsidiary in the Ordinary Course of Business and covering only the assets so leased or subleased;
(f)    Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 10.2.1(g);

(g)    Liens solely on Notes/Term Collateral securing Debt permitted by Section 10.2.1(h);
(h)    Liens securing Debt permitted by Section 10.2.1(j) (other than Debt constituting Obligations);
(i)    Liens not otherwise permitted by this Section 10.2.2 so long as securing obligations other than Borrowed Money and neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Restricted Subsidiaries) $15,000,000 in the aggregate at any one time, provided that no such Lien shall extend to or cover any Collateral (other than cash);
(j)    Liens securing Debt permitted by Section 10.2.1(s) and solely on such real property and improvements (including any rents and leases directly associated therewith) being financed, so long as any such Lien shall be created within six months of closing such financing and the amount of Debt secured by any such Lien shall not exceed 100% of the fair market value of the real property and improvements being financed;
(k)    Liens (other than on Collateral) arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, participation and development agreements, farmout and farm-in agreements, contracts for drilling, operating and producing property, contracts for construction, repair or improvement to equipment or property, division orders, contracts for purchase and sale of Hydrocarbons, interconnection agreements, contracts for transportation, processing, fractionation, storage or exchange of Hydrocarbons, unitization and pooling declarations, orders and agreements, area of mutual interest agreements, gas balancing or deferred production agreements, production sharing agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits, licenses or agreements, or production payment agreements and interests, in each case, arising in the Ordinary Course of Business;
(l)    Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the Ordinary Course of Business;
(m)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;
(n)    Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Agreement;
(o)    [Reserved];
(p)    Liens securing obligations and Debt incurred in connection with Section 10.2.1(r) and solely on the equipment and real property that are the subject of such Sale and Leaseback Transaction; and
(q)    Liens solely on Renewable Identification Numbers and other environmental credits and proceeds and products thereof securing obligations and Debt incurred pursuant to Section 10.2.1(u).
10.2.3.    Distributions; Upstream Payments. The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Distributions except Upstream Payments, and except:
(a)    the Company may declare and pay Distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b)    the Borrowers and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests by Parent;
(c)    if no Event of Default then exists or would result from the making of such Distribution, the Company or its Restricted Subsidiaries or make payments to employees, officers or directors of Parent or its Subsidiaries upon termination of employment or service in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees, officers or directors in an aggregate amount not to exceed $2,500,000 in any Fiscal Year;
(d)     the Company may make Distributions to repurchase Equity Interests of the Parent in connection with the administration of its equity-based compensation plans from time to time in effect in connection with the repurchase of Equity Interests from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans;
(e)    (i) the Company may declare and pay Distributions to the Parent in amounts sufficient to make (A) Permitted Parent Payments (Tax) and (B) Permitted Parent Payments (G&A) not to exceed the Consolidated G&A Cap or, in respect of Permitted Parent Payments (G&A) attributable to the Borrower Group, the Borrower Group G&A Cap (in each case, over any given four-Fiscal Quarter period or, during a Financial Reporting Trigger Period or a Covenant Trigger Period, for any given twelve-month period) and (ii) the Company may declare and pay Distributions to the Parent in amounts sufficient to make other Permitted Parent Payments (not included in the immediately preceding clause (i)) so long as at the time of such Distribution and immediately thereafter, the Payment Conditions are satisfied; and
(f)    the Company may declare and pay Distributions to the Parent, so long as at the time of such Distribution and immediately thereafter, the Payment Conditions have been satisfied.
10.2.4.    Investments, Loans and Advances. The Borrowers will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except:
(a)    Investments in Restricted Subsidiaries or disclosed on Schedule 10.2.4, in each case to the extent existing on the Closing Date;
(b)    Accounts arising in the Ordinary Course of Business;
(c)    Cash Equivalents;
(d)    Investments (i) made by any Borrower in or to any other Obligor, (ii) made by any Restricted Subsidiary in or to any Obligor, (iii) of cash made by the Company to PHR or any Future Intermediation Subsidiary so long as such Investment is funded with the substantially contemporaneous contribution of cash to the Company by the Parent or its Subsidiaries (other than the Company and its Subsidiaries) (other than a Specified Equity Contribution), and in the case of a loan, are evidenced by the Intercompany Note and (iv) of cash made by any Borrower or any Restricted Subsidiary to PHR or any Future Intermediation Subsidiary so long as at the time of such Investment and immediately thereafter, the Payment Conditions are satisfied, and in the case of a loan, are evidenced by the Intercompany Note;
(e)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under Section 10.2.4(b) owing to any Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Borrower or any of its Restricted Subsidiaries; provided that the Borrower Agent shall give Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 10.2.4(e) exceeds $5,000,000;
(f)    Investments received in consideration for any Asset Disposition permitted under Section 10.2.8 (other than Section 10.2.8(f)); provided that the Borrowers and the Restricted Subsidiaries shall take appropriate steps to grant a first priority perfected Lien in such Investments constituting Collateral in favor of Administrative Agent for the benefit of the Secured Parties;
(g)    advances to officers, directors and employees of Parent, the Borrowers and their Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(h)    any purchases of Equity Interests permitted under Section 10.2.3;
(i)    Permitted Acquisitions;
(j)    Investments (including Debt and other obligations) received in connection with the bankruptcy or reorganization of suppliers or in settlement of delinquent obligations of, and other disputes with, suppliers in the Ordinary Course of Business;
(k)    other Investments (including controlling interests in Persons in the same or a similar line of business as the Borrower) not to exceed $5,000,000 in the aggregate at any time; and
(l)    Any Investment in PHR or any Future Intermediation Subsidiary to the extent such Investment constitutes a guarantee or other obligation permitted by Section 10.2.1(o).
10.2.5.    Fundamental Changes. Each Borrower will not, and will not permit any Consolidated Subsidiary to, (a) engage (directly or indirectly) in any business other than those businesses in which the Borrowers and their Restricted Subsidiaries are engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof but not any trading business or similar activities) or allow any material change to be made in the character of its business; (b) change its name or conduct business under any fictitious name; (c) change its tax, charter or organizational identification number; or (d) change its form or state of organization; provided, in the case of clause (b), (c), and (d), Borrowers and the applicable Consolidated Subsidiaries have (i) complied with Section 10.1.2(k) and given written notice of such change in accordance therewith and (ii) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Administrative Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby or as Administrative Agent may reasonably request.
10.2.6.    Proceeds of Loans. Each Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 9.1.26. Neither any Borrower nor any Person acting on behalf of any Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.
10.2.7.     Mergers, Etc. Each Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or consummate or unwind a Division, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (a) any Restricted Subsidiary of a Borrower may participate in a consolidation with any other Restricted Subsidiary of a Borrower or a Borrower (provided that if a Borrower or Guarantor is consolidated with such Restricted Subsidiary, such Borrower or such Guarantor, as applicable, shall be the continuing or surviving entity and if a Borrower is consolidated with a Guarantor, such Borrower shall be the continuing or surviving entity) and (b) any Borrower or Restricted Subsidiary may participate in a consolidation with any Unrestricted Subsidiary (provided that if a Borrower or a Restricted Subsidiary is consolidated with an Unrestricted Subsidiary, such Borrower or Restricted Subsidiary shall be the continuing or surviving entity).
10.2.8.     Sales of Properties. The Borrowers will not, and will not permit any Restricted Subsidiary to make any Asset Disposition except for:
(a)    the sale of Inventory in the Ordinary Course of Business;
(b)    the sale or transfer in the Ordinary Course of Business of Equipment or other goods that are obsolete, worn out or no longer necessary for, or used or useful in, the business of the Borrowers or the Restricted Subsidiaries or are replaced substantially contemporaneously by other comparable Equipment or goods;
(c)    any Asset Disposition (other than an Asset Disposition (i) of Accounts or (ii) to PHR or any Future Intermediation Subsidiary unless such Property has substantially contemporaneously been contributed by Parent or its Subsidiaries (other than the Company and its Subsidiaries) and was otherwise never Property of the Company and its Subsidiaries); provided that no Event of Default has occurred and is continuing;
(d)    the transfer of Property (i) by a Restricted Subsidiary or a Guarantor to an Obligor or (ii) by an Obligor to PHR or a Future Intermediation Subsidiary (other than an Asset Disposition of Collateral) to the extent such transfer is permitted by Section 10.2.9 and so long as no Event of Default has occurred and is continuing;
(e)    the sale of the Borrowers’ treasury stock and the sale or issuance of any Subsidiary’s Equity Interests to an Obligor;
(f)    Asset Dispositions constituting Investments permitted under Section 10.2.4 or constituting Distributions permitted by Section 10.2.3; and
(g)    discounts granted to settle collection of Accounts or the sale of defaulted Accounts arising in the Ordinary Course of Business in connection with the compromise or collection thereof and not in connection with any financing transaction as long as (i) such Accounts are not Eligible Accounts Receivables and (ii) the aggregate amount of all such Accounts so disposed does not exceed $5,000,000 in any Fiscal Year;
provided, that (i) each Asset Disposition described in this Section 10.2.8 (other than pursuant to Section 10.2.8(d), (f) or (g)) (A) shall be for fair market value and (B) in the case of an Asset Disposition of Collateral (other than in the Ordinary Course of Business) shall be for 100% cash or Cash Equivalents, (ii) to the extent a mandatory prepayment is required by the Secured Notes Indenture or the Term Loan Agreement, as applicable, in each case as a result of such Asset Disposition, the Borrowers shall make such mandatory prepayments, (iii) in the case of an Asset Disposition to which Section 5.2 applies, the Borrowers shall comply with the terms of such Section and (iv) all payments with respect to an Asset Disposition of Collateral are deposited in a Dominion Account to the extent required by Section 8.2.5.
Notwithstanding anything to the contrary set forth in this Section 10.2.8, no Borrower nor any Restricted Subsidiary shall make any Asset Disposition of all or substantially all of the Property used in the operation of any Refinery.
10.2.9.     Transactions with Affiliates. The Borrowers will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (other than the Company or another Restricted Subsidiary) (each, an “Affiliate Transaction”), unless:
(a)    the Affiliate Transaction is on terms that taken as a whole are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Borrower or such Restricted Subsidiary with an unrelated Person; and
(b)    the Borrower Agent delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions (other than sales of Hydrocarbons among the Borrowers and their Affiliates in the Ordinary Course of Business) involving aggregate consideration in excess of $40,000,000, a resolution of the board of directors of the Borrower Agent certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the board of directors of the Borrower Agent.
10.2.10.     Subsidiaries. Each Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless such Borrower gives prior written notice to the Administrative Agent of such creation or acquisition and complies with Section 10.1.13. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 10.2.8(c) or (e).
10.2.11.     Limitation on Issuance of Equity Interests. Each Borrower shall not permit any Restricted Subsidiary to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except for Equity Interest issued to an Obligor. The Borrowers and the Subsidiaries shall comply with Section 10.1.13 with respect to any such issued Equity Interests.
10.2.12.     Restrictive Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Restrictive Agreement (other than this Agreement, the other Security Documents, documents governing Purchase Money Liens securing Permitted Purchase Money Debt, the Secured Notes Indenture, the Term Loan Agreement, or documents governing other Debt permitted hereunder).
10.2.13.     Hedging Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedging Agreements except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.14.     Sale and Leaseback. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, except as permitted under Section 10.2.1 and Section 10.2.8.
10.2.15.     Amendments to Organic Documents, Secured Notes, Intermediation Facility, Subordinated Debt or Fiscal Year End; Prepayments of Secured Notes and Subordinated Debt.
(a)    Each Borrower shall not, and shall not permit any Restricted Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organic Documents in a manner that would be adverse to the Lenders in any material respect, except to the extent required by Applicable Law.
(b)    Each Borrower shall not, and shall not permit any Restricted Subsidiary to, (i) change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three Fiscal Quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively or (ii) make any material change in accounting treatment or reporting practices, except as required by GAAP.
(c)    Each Borrower shall not, and shall not permit any Restricted Subsidiary to: (i) call, make or offer to make any optional or voluntary redemption of or otherwise optionally or voluntarily redeem (whether in whole or in part) the Secured Notes or voluntarily prepay the Term Loan; provided that the Company may (x) refinance the Secured Notes or the Term Loan with Refinancing Debt (other than an Intermediation Facility) as long as each Refinancing Condition is satisfied, (y) redeem any Secured Notes or voluntarily prepay the Term Loan in a principal amount not exceeding the cash proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of Parent that are contributed to the Company or (z) redeem any Secured Notes or voluntarily prepay the Term Loan if the Payment Conditions are satisfied, or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the Secured Notes, the Secured Notes Indenture or the Term Loan Agreement if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, provided that the foregoing shall not prohibit the execution of supplemental indentures or joinder agreements to add guarantors if required by the terms of the Secured Notes Indenture or Term Loan Agreement.
(d)    The Company shall not, and shall not permit PHR or any Future Intermediation Subsidiary to amend, modify, waive or otherwise change, or consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of (i) the MLC Intermediation Agreement in a manner that would be materially more disadvantageous to the Lenders, taken as a whole, compared to the terms of the MLC Intermediation Agreement in effect on the Closing Date, taken as a whole and (ii) any other Intermediation Facility in a manner that would be materially more disadvantageous to the Lenders, taken as a whole, compared to the terms of the J. Aron Intermediation Agreement in effect on the Closing Date, taken as a whole.
(e)    Each Borrower shall not, and shall not permit any Restricted Subsidiary to, prior to the date that is ninety-one (91) days after the Termination Date: (i) call, make or offer to make any optional or voluntary redemption of or otherwise optionally or voluntarily redeem (whether in whole or in part) any Debt that is contractually subordinated to the Loans (other than intercompany Debt); or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of any Debt that is contractually subordinated to the Loans (other than intercompany Debt) if the effect thereof would be to shorten its maturity or average life, increase the amount of any payment of principal thereof, remove or weaken the subordination provisions thereof, shorten any period for payment of interest thereon or in any other manner that would be adverse to any Borrower or any Restricted Subsidiaries or the Lenders in any material respect.
10.2.16.     Tax Consolidation. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person other than a group the common parent of which is the Company or a Restricted Subsidiary.
10.2.17.     Plans. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, become a party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date, except where becoming such a party could not reasonably be expected to have a Material Adverse Effect.
10.2.18.     Additional Deposits in the Notes Proceeds Collateral Account Prohibited. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, deposit any funds or other Property in, or credit any funds or other Property to, the Notes Proceeds Collateral Account other than (a) identifiable proceeds of Asset Dispositions of Notes/Term Collateral and (b) identifiable proceeds of insurance resulting from casualty of the Notes/Term Collateral and of awards arising from condemnation of the Notes/Term Collateral.
10.2.19.     Limitation on Activities of the Company. In the case of the Company, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Company shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or own any assets other than (i) its ownership of the Equity Interests of its Subsidiaries and activities incidental thereto, (ii) activities incidental to the maintenance of its existence and compliance with Applicable Law and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the Loan Documents and the documentation governing other Debt to which it is a party that is permitted by Section 10.2.1, (iv) the making of Distributions permitted to be made by the Company pursuant to Section 10.2.3 and (v) the receipt of Distributions permitted to be made to the Company under Section 10.2.3.
10.3.    Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:
10.3.1.    Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio as of the last day of each month for the 12-month period then ending of at least 1.00 to 1.00 while a Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Covenant Trigger Period and as of the last day of each month for the 12-month period ending thereafter until the Covenant Trigger Period is no longer in effect.
10.3.2.    Borrower Group Fixed Charge Coverage Ratio. Have a Borrower Group Fixed Charge Coverage Ratio as of the last day of each month for the 12-month period then ending of at least 1.00 to 1.00 while a Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Covenant Trigger Period and as of the last day of each month for the 12-month period ending thereafter until the Covenant Trigger Period is no longer in effect.
10.3.3.    Right to Cure Fixed Charge Coverage Ratio. Solely for purposes of determining compliance with the Fixed Charge Coverage Ratio set forth in Section 10.3.1 and the Borrower Group Fixed Charge Coverage Ratio set forth in Section 10.3.2, net cash proceeds of common equity contributions by Parent to the Company and made up to five Business Days after the day on which financial statements are required to be delivered for any applicable measurement period will be included in the calculation of EBITDA for such month for purposes of determining compliance with such Fixed Charge Coverage Ratio and such Borrower Group Fixed Charge Coverage Ratio for such applicable measurement period and any subsequent measurement period that includes such month (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (i) no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement; (ii) no more than two (2) Specified Equity Contributions shall be made during any 12-month period, (iii) the amount of any Specified Equity Contribution shall be no greater than 110% of the amount required to cause the Borrowers to be in compliance with the Fixed Charge Coverage Ratio and the Borrower Group Fixed Charge Coverage Ratio, and (iv) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets, tests, or pro forma tests set forth in the covenants in this Agreement.
SECTION 11.    GUARANTY
11.1.    Guaranty. For value received, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to the Borrowers and the other Obligors by the Secured Parties, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Administrative Agent, for the ratable benefit of the Secured Parties, the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations (as hereafter defined) and the punctual performance of all of the terms contained in the documents executed by such Guarantor in favor of one or more Secured Parties in connection with the Guaranteed Obligations. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection. As used herein, the term “Guaranteed Obligations” means any and all existing and future Obligations of any Obligor to any Secured Party, whether associated with any credit or other financial accommodation made to or for the benefit of any Obligor by any Secured Party or otherwise and whenever created, arising, evidenced or acquired (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or any Obligor under the Bankruptcy Code, any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and shall include interest that accrues after the commencement by or against any Obligor of any proceeding under any Debtor Relief Laws. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.
11.2.    No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature (other than Taxes, which shall be governed by Section 5.8) now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to Taxes) is imposed upon a Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the applicable Secured Party, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable such Secured Party to receive the same net amount which such Secured Party would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to such Secured Party certificates or other valid vouchers for all charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
11.3.    Rights of Secured Parties. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend (including increase), modify, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
11.4.    Certain Waivers. Each Guarantor waives to the fullest extent permitted by law (a) any defense arising by reason of any disability or other defense of any Obligor or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Obligor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Obligor; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require any Secured Party to proceed against any Borrower or any other Obligor, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in any Secured Party’s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; (f) any defense relating to the failure of any Secured Party to comply with the Applicable Laws in connection with the sale or other disposition of Collateral for all or any part of the Guaranteed Obligations; (g) any amendment or waiver of the term of any Guaranteed Obligation; (h) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; (i) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of such Guarantor under this Guaranty and (j) any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and indefeasibly paid in full in cash.
Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any Collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
11.5.    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrowers or any other person or entity is joined as a party.
11.6.    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until Full Payment of all Guaranteed Obligations and any amounts payable under this Guaranty. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to Administrative Agent (for the benefit of itself and the other Secured Parties) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
11.7.    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until Full Payment of all Guaranteed Obligations and any amounts payable under this Guaranty. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or any Secured Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Secured Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
11.8.    Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Obligor owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Obligor to such Guarantor as subrogee of any Secured Party or resulting from such Guarantor’s performance under this Guaranty, to the Full Payment of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of any Obligor to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Administrative Agent and the proceeds thereof, as well as any other amounts received by such Guarantor in violation of this Section, shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.
11.9.    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Obligor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by any Guarantor immediately upon demand by Administrative Agent.
11.10.    Expenses. Each Guarantor shall pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement or protection of any Secured Party’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of any Secured Party in any proceeding under any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the Full Payment of the Guaranteed Obligations and termination of this Guaranty.
11.11.    Miscellaneous. Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. No failure by any Secured Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor or any other guarantor for the benefit of the Secured Parties or any term or provision thereof.
11.12.    Condition of Obligors. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and the other Obligors and any other guarantor such information concerning the financial condition, business and operations of the Obligors and any such other guarantor as each Guarantor requires, and that the Secured Parties have no duty, and each Guarantor is not relying on any Secured Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Obligors or any other guarantor (the guarantor waiving any duty on the part of any Secured Party to disclose such information and any defense relating to the failure to provide the same).

11.13.    Additional Guarantors. Each Person that is required to become a party to this Guaranty pursuant to Section 10.1.13 shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Person of a supplement in form reasonably satisfactory to Administrative Agent.
SECTION 12.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT
12.1.    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)    Parent, PHR, any Future Intermediation Subsidiary or any Obligor fails to pay principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise), or Parent, PHR, any Future Intermediation Subsidiary or any Obligor fails to pay any interest, fee or any other Obligation, and such failure continues unremedied for a period of three (3) Business Days;
(b)    Any representation, warranty or other written statement of Parent, PHR, any Future Intermediation Subsidiary or an Obligor made in connection with any Loan Documents or the borrowings hereunder is incorrect or misleading in any material respect (without duplication of any materiality qualifier contained therein) when given;
(c)    PHR, any Future Intermediation Subsidiary or an Obligor breaches or fails to perform any covenant contained in (i) Section 10.1.2 and such breach or failure continues for a period of three (3) Business Days, and (ii) Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.3, 8.6.2, 10.1.1, 10.1.3, 10.1.4, 10.1.17, 10.2 or 10.3;
(d)    PHR, any Future Intermediation Subsidiary or an Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of PHR, any Future Intermediation Subsidiary or such Obligor, as applicable, has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
(e)    A Guarantor repudiates, revokes or attempts to revoke its Guaranty; Parent repudiates, revokes or attempts to revoke its Parent Guaranty or any breach of the Parent Guaranty occurs (after the expiration of any applicable grace period); PHR or any Future Intermediation Subsidiary repudiates, revokes or attempts to revoke its Guaranty; Parent, an Obligor or third party denies or contests the validity or enforceability of any Loan Documents (or any material provision thereof) or Obligations, or the perfection or priority of any Lien granted to Administrative Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Administrative Agent and Lenders);
(f)    Any (i) failure of any Obligor to make any payment or (ii) other breach or default of any Obligor occurs under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, in each case relating to any Material Debt, and if, in the case of clause (ii), the maturity of, termination of or any payment with respect to such Material Debt may be accelerated, caused or demanded due to such breach; Any failure of PHR or any Future Intermediation Subsidiary to make any payment when due under any Intermediation Facility (beyond any applicable grace or cure period), any notice of acceleration is sent by any Intermediation Counterparty to PHR or any Future Intermediation Subsidiary pursuant to any Intermediation Facility, or any acceleration of Debt under any Intermediation Facility occurs;
(g)    Any Borrower or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10,000,000 (excluding amounts covered by insurance), which judgments are either (i) not paid within thirty (30) days after the date payment is due or (ii) not discharged or stayed for a period of thirty (30) days from the date of such judgment;
(h)    An Insolvency Proceeding is commenced by Parent, PHR, any Future Intermediation Subsidiary or an Obligor; Parent, PHR, any Future Intermediation Subsidiary or an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of Parent, PHR, any Future Intermediation Subsidiary or an Obligor; or an Insolvency Proceeding is

commenced against Parent, PHR, any Future Intermediation Subsidiary or an Obligor and Parent, PHR, any Future Intermediation Subsidiary or such Obligor, as applicable, consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by Parent, PHR, any Future Intermediation Subsidiary or such Obligor, as applicable, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
(i)    Parent, PHR, any Future Intermediation Subsidiary or any Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(j)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an amount exceeding $10,000,000 in the aggregate, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(k)    A Change of Control occurs; or
(l)    Any Obligor, PHR or any Future Intermediation Subsidiary repudiates, revokes or attempts to revoke any subordination agreement in favor of the Administrative Agent; or any Obligor, PHR, any Future Intermediation Subsidiary or third party denies or contests the validity or enforceability of any subordination agreement in favor of the Administrative Agent.
12.2.    Remedies upon Default. If an Event of Default described in Section 12.1(h) occurs with respect to Parent or any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Administrative Agent or notice of any kind. In addition, or if any other Event of Default exists, Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
        (a)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers and the other Obligors to the fullest extent permitted by law;
        (b)    terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
(c)    require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if any Obligors fail to deposit such Cash Collateral, Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Administrative Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Administrative Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Administrative Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Administrative Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
12.3.    License. Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Administrative Agent’s benefit.
12.4.    Setoff. At any time during an Event of Default, Administrative Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against the Obligations, whether or not Administrative Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
12.5.    Remedies Cumulative; No Waiver.
12.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Parent, PHR, each Future Intermediation Subsidiary and the Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Administrative Agent, any Issuing Bank, the Lenders and any other Secured Party under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
12.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Administrative Agent or any Lender to require strict performance by Parent, PHR, any Future Intermediation Subsidiary or any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Administrative Agent or any Lender of any payment or performance by Parent, PHR, any Future Intermediation Subsidiary or an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 13.    ADMINISTRATIVE AGENT
13.1.    Appointment, Authority and Duties of Administrative Agent.
13.1.1.    Appointment and Authority. Each Secured Party appoints and designates Bank of America as Administrative Agent under all Loan Documents. The Administrative Agent may, and each Secured Party authorizes the Administrative Agent to, enter into all Loan Documents to which the Administrative Agent is intended to be a party and accept all Security Documents. Any action taken by the Administrative Agent in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver, as Administrative Agent, each Loan Document, including any Intermediation Access Agreement, the Collateral Rights Agreement and any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. The Administrative Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base in accordance with the terms of this Agreement, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Secured Party or other Person for any error in judgment. In addition to the foregoing, each Secured Party hereby irrevocably authorizes the Administrative Agent, at Administrative Agent’s option and discretion, to enter into, or amend, the Collateral Rights Agreement (or similar agreements with the same or similar purpose) or any Intermediation Access Agreement. Any such Collateral Rights Agreement or any Intermediation Access Agreement entered into by Administrative Agent on behalf of the Secured Parties shall be binding upon each Secured Party. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 14.3) and each other Secured Party hereby authorizes and directs the Administrative Agent to enter into the Collateral Rights Agreement or any Intermediation Access Agreement on behalf of such Secured Party and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Collateral Rights Agreement or any Intermediation Access Agreement. Administrative Agent shall notify the Secured Parties of the effectiveness of the Collateral Rights Agreement or any Intermediation Access Agreement when executed and shall provide a copy of the executed Collateral Rights Agreement or any Intermediation Access Agreement to the Secured Parties as and when effective.
13.1.2.    Duties. The title of “Administrative Agent” is used solely as a matter of market custom and the duties of the Administrative Agent are administrative in nature only. The Administrative Agent has no duties except those expressly set forth in the Loan Documents, and in no event does the Administrative Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon the Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
13.1.3.    Agent Professionals. The Administrative Agent may perform its duties through agents and employees. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
13.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, the Administrative Agent may presume that the condition is satisfactory to a Secured Party unless the Administrative Agent has received notice to the contrary from such Secured Party before the Administrative Agent takes the action. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by the Administrative Agent. The Administrative Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1. In no event shall the Administrative Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

13.2.    Agreements Regarding Collateral and Borrower Materials.
13.2.1.    Lien Releases; Care of Collateral. Secured Parties authorize Administrative Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is an Asset Disposition permitted pursuant to Section 10.2.8 or a Permitted Lien entitled to priority over Administrative Agent’s Liens (and Administrative Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral that Borrower Agent certifies in writing as such (and the Administrative Agent may rely conclusively on such certificate without further inquiry); (d) upon a Subsidiary becoming an Unrestricted Subsidiary or a Future Intermediation Subsidiary in accordance with the terms of the Loan Documents; or (e) subject to Section 15.1, with the consent of Required Lenders. Secured Parties authorize Administrative Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Administrative Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
13.2.2.    Possession of Collateral. Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.
13.2.3.    Reports. Administrative Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Administrative Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Administrative Agent furnishing same to such Lender, via the Platform or otherwise.
13.3.    Reliance By Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, e-mail, Electronic Record, Electronic Signature or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
13.4.    Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of any such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party (other than the Administrative Agent) agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.
13.5.    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Administrative Agent for application under Section 4.2.2 and it shall provide a written statement to Administrative Agent describing the Obligation affected by such payment or reduction. Notwithstanding anything to the contrary set forth in any Loan Document, no Lender shall set off against a Dominion Account without Administrative Agent’s prior consent.
13.6.    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, WHETHER BROUGHT BY A THIRD PARTY OR BY A BORROWER OR ANY OTHER OBLIGOR OR AFFILIATE THEREOF, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR THE ADMINISTRATIVE AGENT (IN THE CAPACITY OF ADMINISTRATIVE AGENT). In Administrative Agent’s Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee or an Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Administrative Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Administrative Agent by each Secured Party to the extent of its Pro Rata share.
13.7.    Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Administrative Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents, Borrower Materials or Obligors. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
13.8.    Successor Administrative Agent and Co-Agents.
13.8.1.    Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. If Administrative Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Administrative Agent by written notice to Borrowers and Administrative Agent. Required Lenders may appoint a successor to replace the resigning or removed Administrative Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Administrative Agent’s resignation or removal, then Administrative Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall automatically on such date assume all rights and duties of Administrative Agent hereunder. Upon acceptance by any successor Administrative Agent of its appointment hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act. On the effective date of its resignation or removal, the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it (i) while Administrative Agent and (ii) after such resignation or removal for as long as the retiring or removed Administrative Agent continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent, including the indemnification set forth in Sections 13.6 and 15.2, and all rights and protections under this Section 13. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of any Secured Party or Obligor.
13.8.2.    Co-Agent. If appropriate under Applicable Law, Administrative Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Administrative Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Administrative Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.
13.9.    Due Diligence and Non-Reliance. Each Secured Party acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Secured Parties, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or its Affiliates.
13.10.    Remittance of Payments and Collections.
13.10.1.    Remittances Generally. All payments by any Secured Party to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 1:00 p.m. on a Business Day, payment shall be made by such Secured Party not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.
13.10.2.    Failure to Pay. If any Secured Party fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Administrative Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Loans. In no event shall Obligors be entitled to credit for any interest paid by a Secured Party to Administrative Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Administrative Agent pursuant to Section 4.2.
13.10.3.    Recovery of Payments. If Administrative Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from the Secured Party. If Administrative Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then

Administrative Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Administrative Agent to Obligations held by a Secured Party are later required to be returned by Administrative Agent pursuant to Applicable Law, such Secured Party shall pay to Administrative Agent, on demand, its share of the amounts required to be returned.
13.11.    Individual Capacities. As a Lender, Bank of America shall have the same rights, obligations and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Secured Party” or any similar term shall include Bank of America in its capacity as a Lender. Administrative Agent, Issuing Bank, Lenders and their Affiliates may accept deposits from, lend money to, provide letters of credit or Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Administrative Agent, Issuing Bank or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Administrative Agent, Issuing Bank, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
13.12.    Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Administrative Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
13.13.    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 13, and 15.3.3. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
13.14.    Collateral Agent. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, all determinations under this Agreement and the other Loan Documents related, directly or indirectly, to the Collateral, Borrowing Base eligibility standards or criteria, reserves or the implementation or adjustment of reserves, collateral information rights, access rights, appraisal rights, audit rights, cash management and cash dominion rights and control agreement rights (including, for the avoidance of doubt, any such determinations which are assigned to the Administrative Agent pursuant to this Agreement and other Loan Documents) shall, be made by the Administrative Agent.  Any of the foregoing to the contrary notwithstanding, nothing contained in this Section 13.14 shall be deemed to expand the rights of Administrative Agent or any Lender with respect to Borrowing Base eligibility standards or advance rates applicable to the Borrowing Base or reserves.
13.15.    No Third Party Beneficiaries. This Section 13 is an agreement solely among Secured Parties and Administrative Agent, and shall survive Full Payment of the Obligations. Except as set forth in Section 13.8 with respect to the Borrowers, this Section 13 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
13.16.    Recovery of Erroneous Payments.  Without limitation of any other provision herein, if at any time Administrative Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  Administrative Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.

13.17.    Certain ERISA Matters.
13.17.1.    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
13.17.2.    In addition, unless either (1) sub-clause (i) in Section 13.17.1 is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in Section 13.17.1, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 14.    BENEFIT OF AGREEMENT; ASSIGNMENTS
14.1.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Administrative Agent, Issuing Bank, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
14.2.    Participations.

14.2.1.    Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant shall not be entitled to receive any greater payment under Sections 3.7 and 5.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such Participant acquired the applicable participation.
14.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.
14.2.3.    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (including principal and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.
14.2.4.    Benefit of Set-off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.5 as if such Participant were a Lender.
14.3.    Assignments.
14.3.1.    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Administrative Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.
14.3.2.    Effect; Effective Date. Upon delivery to Administrative Agent of a fully executed Assignment and a processing fee of $3,500 (unless otherwise agreed or waived by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.
14.3.3.    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Administrative Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Administrative Agent, including payment by the Eligible Assignee or Defaulting Lender to Administrative Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Administrative Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.
14.3.4.    Register. Administrative Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, principal, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Administrative Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Administrative Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.
14.4.    Replacement of Certain Lenders. If a Lender (a) within the last 120 days was a Non-Consenting Lender, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Administrative Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after such notice; provided, that in the case of any assignment pursuant to clause (c) above, such assignment will result in a reduction in such compensation or payments thereafter. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
SECTION 15.    MISCELLANEOUS
15.1.    Consents, Amendments and Waivers.
15.1.1.    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that:
(a)    without the prior written consent of Administrative Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Administrative Agent;
(b)    without the prior written consent of each applicable Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of such Issuing Bank;
(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Termination Date; or (iv) amend this clause (c);

(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) waive the conditions precedent contained in Section 6.1; (ii) alter Section 5.5.2, 7.1 (except to add Collateral), 13.5 or 15.1.1; (iii) change any provision of this Section 15.1.1(d) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentages of Lenders required to amend, waive or otherwise modify any rights hereunder or any other Loan Document or make any determination or grant any consent hereunder; (iv) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability; (v) increase the advance rates in the Borrowing Base or modify this Agreement in any way that would have the effect of increasing the advance rates in the Borrowing Base, in each case, beyond such advance rates in effect on the Closing Date; (vi) release all or substantially all Collateral or all or substantially all of the value of the Guaranty; or (vii) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and
(e)    without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.5.2.
15.1.2.    Limitations. The agreement of Borrowers or any other Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Administrative Agent and/or Issuing Bank as among themselves but the parties to such shall provide prompt written notice thereof to the Borrowers. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Secured Bank Product Provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Administrative Agent, any Issuing Bank or any Lenders hereunder shall be effective only if in writing and only for the matter specified.
15.1.3.    Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.2.    Indemnity. EACH OF PHR, ANY FUTURE INTERMEDIATION SUBSIDIARY AND EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE AND DOCUMENTED FEES, DISBURSEMENTS AND OTHER CHARGES OF COUNSEL) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE WITH RESPECT TO THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF THE LOAN DOCUMENTS, INCLUDING CLAIMS ASSERTED BY PHR, ANY FUTURE INTERMEDIATION SUBSIDIARY, ANY BORROWER OR ANY OTHER OBLIGOR OR OTHER PERSON AND, IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE OR SOLE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim to the extent that it (a) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result directly from the bad faith, gross negligence or willful misconduct of such Indemnitee or (b) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of any Obligor or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent, any Issuing Bank or the Arranger in their capacities as such).
15.3.    Notices and Communications.
15.3.1.    Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Sections 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
15.3.2.    Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Administrative Agent and, unless otherwise agreed by the Administrative Agent, only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
15.3.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if possible) upon request by Administrative Agent to an electronic system maintained by Administrative Agent (“Platform”). Borrowers shall notify Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, other Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.
15.3.4.    Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.
15.3.5.    Non-Conforming Communications. Administrative Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower or other Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of any Obligor.
15.3.6.    Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Administrative Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of

Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.
15.4.    Performance of Borrowers’ Obligations. Administrative Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, upon notice to Borrower Agent unless an Event of Default exists and is continuing, pay any amount or do any act required of PHR, any Future Intermediation Subsidiary or any Obligor under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All reasonable and documented payments, costs and expenses (including Extraordinary Expenses) of Administrative Agent under this Section shall be reimbursed to Administrative Agent by Borrowers and other Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5.    Credit Inquiries. Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Parent, any Obligor or Subsidiary.
15.6.    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
15.7.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8.    Counterparts; Execution. Any Loan Document or other Communication may be executed in counterparts (including both paper and electronic counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective as provided in Section 6.1. Delivery of a signature page of any Loan Document or other Communication by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. The parties may use or accept manually signed paper Loan Documents and other Communications converted into electronic form (such as scanned into pdf), or electronically signed Loan Documents or other Communications converted into other formats, for transmission, delivery and/or retention. Administrative Agent and Lenders may, at their option, create one or more copies of a Loan Document or other Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document.  Any Loan Document or other Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Administrative Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Administrative Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed, original counterpart.
15.9.    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

15.10.    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent, any Issuing Bank, Lenders any other Secured Party or any Affiliate thereof pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of Parent or any Obligor.
15.11.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Administrative Agent, any Lender, any Issuing Bank, any of their Affiliates or any arranger are arm’s-length commercial transactions between Parent, PHR, USOR, MCC, USOT, the Obligors and their Affiliates, on one hand, and Administrative Agent, any Issuing Bank, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) PHR, USOR, MCC, USOT and the Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) PHR, USOR, MCC, USOT and the Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Administrative Agent, Lenders, any Issuing Bank, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Administrative Agent, any Issuing Bank, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each of PHR, each Future Intermediation Subsidiary and each Obligor hereby waives and releases any claims that it may have against Administrative Agent, any Issuing Bank, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document. Each of PHR, each Future Intermediation Subsidiary and each Obligor hereby agrees that it will not claim that Administrative Agent, any Issuing Bank, Lenders, their Affiliates or any arranger has rendered advisory services of any nature or owes any agency or fiduciary or similar duty to it in connection with any transaction contemplated by a Loan Document.
15.12.    Confidentiality. Each of Administrative Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Administrative Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Administrative Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from Parent, an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Administrative Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
15.13.    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO

ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
15.14.    Consent to Forum; Bail-In of EEA Financial Institutions.
15.14.1.     Forum. EACH OF PHR, EACH FUTURE INTERMEDIATION SUBSIDIARY AND EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OF PHR, EACH FUTURE INTERMEDIATION SUBSIDIARY AND EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
15.14.2.     Other Jurisdictions. Nothing herein shall limit the right of Administrative Agent, any Issuing Bank, any Lender or any Affiliate thereof to bring proceedings against PHR, any Future Intermediation Subsidiary or any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.
15.14.3.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an Affected Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
15.15.    Waivers by Obligors. To the fullest extent permitted by Applicable Law, each of PHR, each Future Intermediation Subsidiary and each Obligor waives (a) the right to trial by jury (which Administrative Agent, each Issuing Bank and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent, any Issuing Bank or any Lender on which PHR, a Future Intermediation Subsidiary or an Obligor may in any way be liable, and hereby ratifies anything Administrative Agent, any Issuing Bank or any Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Administrative Agent, any Issuing Bank or any Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any party hereto on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto (which Administrative Agent, each Issuing Bank and each Lender hereby also waives); and (g) notice of acceptance hereof. Each of PHR, each Future Intermediation Subsidiary and each Obligor acknowledges that the foregoing waivers are a material inducement to Administrative Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each of PHR, each Future Intermediation Subsidiary and each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
15.16.    Patriot Act Notice. Administrative Agent, Issuing Banks and Lenders hereby notify PHR, each Future Intermediation Subsidiary and the Obligors that pursuant to the Patriot Act, Administrative Agent, Issuing Banks and Lenders are required to obtain, verify and record information that identifies PHR, each Future Intermediation Subsidiary and each Obligor, including its legal name, address, tax ID number and other information that will allow Administrative Agent, Issuing Banks and Lenders to identify it in accordance with the Patriot Act. Administrative Agent, Issuing Banks and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding PHR, Future Intermediation Subsidiaries and Obligors’ management and owners, such as legal name, address, social security number and date of birth. PHR, each Future Intermediation Subsidiary and the Obligors shall, promptly upon request, provide all documentation and other information as Administrative Agent, any Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.
15.17.    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
15.18.    Acknowledgment Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
15.18.1.    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.As used in this Section 15.18, the following terms have the following meanings:
(a)    “BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(b)    “Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(c)    “Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(d)    “QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
15.19.    Existing Credit Agreement.
(a)    On the Closing Date the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrowers, the Administrative Agent and the Lenders agree that (i) the incurrence by the Borrowers of “Obligations” under and as defined in the Existing Credit Agreement (whether or not such Obligations are contingent as of the Closing Date) shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (ii) the Lenders party hereto waive the requirement that the Borrowers pay any breakage costs to such Lenders under Section 3.9 of the Existing Credit Agreement, (iii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Closing Date, (iv) except as expressly stated herein or amended, amended and restated or otherwise modified, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations, and (v) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in the Existing Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Closing Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b)    The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’, the Swingline Lender’s and the Issuing Banks’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.

(c)    On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to this Agreement (as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).

(d)    This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

(e)    The Lenders party to the Existing Credit Agreement have agreed among themselves, if applicable, to reallocate their respective Commitments (as defined in the Existing Credit Agreement) as contemplated by this Agreement. On the Closing Date and after giving effect to such reallocation and adjustment of the Commitments, the Commitments of each Lender shall be as set forth on Schedule 1.1(a) hereto and each Lender shall own its Commitment Percentage of the outstanding Loans. The reallocation and adjustment to the Loans and Commitments of each Lender as contemplated by this Section 15.19 shall be deemed to have been consummated pursuant to the terms of the Assignment and Acceptance attached as Exhibit J hereto as if each of the Lenders had executed an Assignment and Acceptance with respect to such reallocation and adjustment. The Borrowers and the Administrative Agent hereby consent to such reallocation and adjustment of the Loans and Commitments. The Administrative Agent hereby waives the processing and recordation fee set forth in Section 13.6(a)(ii)(C) with respect to the assignments and reallocations of the Commitments contemplated by this Section 15.19.

(f)    From and after the Closing Date, (i) each lender under the Existing Credit Agreement that has no Commitment hereunder (each such lender, an “Exiting Lender”) shall cease to be a party to this Agreement, (ii) no Exiting Lender shall have any obligations or liabilities under this Agreement with respect to the period from and after the Closing Date and, without limiting the foregoing, no Exiting Lender shall have any Commitment under this Agreement or any L/C Obligations outstanding hereunder and (iii) no Exiting Lender shall have any rights under the Existing Credit Agreement, this Agreement or any other Loan Document (other than rights under the Existing Credit Agreement expressly stated to survive the termination of the Existing Credit Agreement and the repayment of amounts outstanding thereunder).

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS: PAR PETROLEUM, LLC PAR HAWAII, LLC HERMES CONSOLIDATED, LLC WYOMING PIPELINE COMPANY LLC By: /s/ William Monteleone Name: William Monteleone Title: Chief Financial Officer

for all Borrowers: 825 Town & Country Lane, Suite 1500 Houston, Texas 77024 Attn: Chief Financial Officer Telecopy: (832) 518-5203

[Signature Page to Amended and Restated Loan and Security Agreement]

GUARANTORS:

PAR HAWAII REFINING, LLC
PAR HAWAII SHARED SERVICES, LLC
PAR PETROLEUM FINANCE CORP.
PAR TACOMA, LLC
U.S. OIL & REFINING CO.
MCCHORD PIPELINE CO.
USOT WA, LLC

By: /s/ William Monteleone
Name:    William Monteleone
Title:     Chief Financial Officer

Address for all Guarantors: 825 Town & Country Lane, Suite 1500 Houston, Texas 77024 Attn: Chief Financial Officer Telecopy: (832) 518-5203

[Signature Page to Amended and Restated Loan and Security Agreement]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Administrative Agent, Issuing Bank
and Lender

 /s/ Ajay Jagsi
Name: Ajay Jagsi
Title: Vice President
Address:
    901 Main Street, 11th Floor
    Dallas, Texas 75202
    Attn: Mark Porter
    Telecopy: (214) 209-4766

[Signature Page to Amended and Restated Loan and Security Agreement]

MUFG Bank, Ltd.
as a Lender

 /s/ Stephen W. Warfel
Name: Stephen W. Warfel
Title: Authorized Signatory
Address:
     1100 Louisiana Street
     Suite 4850
 Houston, TX 77002
     Attn: Todd Vaubel
     Telecopy: (713) 659-0116

[Signature Page to Amended and Restated Loan and Security Agreement]

AMERICAN SAVINGS BANK, F.S.B.,
as a Lender

/s/ Liane Khim
Name: Liane Khim
Title: First Vice President
Address:
     American Savings Bank, F.S.B.
     Corporate Banking Department
     P.O. Box 2300
Honolulu, HI 96804-2300
     Attn: Liane Khim
     Telecopy: (808) 495-0579
[Signature Page to Amended and Restated Loan and Security Agreement]